                                                   RULE NO. 424(b)(5)
                                                   REGISTRATION NO. 333-14201-01


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 31, 1996)
                                                               [LOGO] SUNAMERICA
                        12,000,000 PREFERRED SECURITIES

                         SUNAMERICA CAPITAL TRUST III

          8.30% TRUST ORIGINATED PREFERRED SECURITIES SM ("TOPRS SM")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                SUNAMERICA INC.

                                ---------------

  The 8.30% Trust Originated Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of SunAmerica Capital Trust III, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). SunAmerica Inc., a Maryland corporation ("SunAmerica"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing common undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of 8.30% Junior Subordinated Debentures due 2045 (the "Junior Subordinated Debentures") of SunAmerica.
                                                       (continued on next page)
                                ---------------

  SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

  The Preferred Securities have been approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the date of this Prospectus Supplement. See "Underwriting."

                                ---------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION   OR   ANY   STATE   SECURITIES   COMMISSION   NOR   HAS
 THE SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A
   CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO SUNAMERICA
                         OFFERING PRICE(1) COMMISSION(2) CAPITAL TRUST III(3)(4)
--------------------------------------------------------------------------------
Per Preferred Security..      $25.00            (3)              $25.00
--------------------------------------------------------------------------------
Total(5)................   $300,000,000         (3)           $300,000,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued distributions, if any, from November 13, 1996.
(2) SunAmerica has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Junior Subordinated Debentures, SunAmerica has agreed to pay to the Underwriters as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds, $.7875 per Preferred Security (or $9,450,000 in the aggregate); provided, that such compensation for sales of 10,000 or more Preferred Securities to a single purchaser will be $.50 per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
(4) Expenses of the offering which are payable by SunAmerica are estimated to be $225,000.
(5) The Trust and SunAmerica have granted to the Underwriters an option for 30 days to purchase up to an additional 1,800,000 Preferred Securities at the offering price per Preferred Security, solely to cover overallotments. SunAmerica will pay Underwriters' Compensation in the amounts per Preferred Security set forth in Note 3 with respect to such additional Preferred Securities. If such option is exercised in full, the total Initial Public Offering Price, Underwriters' Compensation and Proceeds to SunAmerica Capital Trust III will be $345,000,000, $10,867,500 and $345,000,000, respectively.

                                ---------------

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or about November 13, 1996.

                                ---------------

MERRILL LYNCH & CO.
             DEAN WITTER REYNOLDS INC.
                         PAINEWEBBER INCORPORATED
                                        PRUDENTIAL SECURITIES INCORPORATED
                                                              SMITH BARNEY INC.
                                ---------------
          The date of this Prospectus Supplement is November 7, 1996.
  SM"TRUST ORIGINATED PREFERRED SECURITIES" AND "TOPRS" ARE SERVICE MARKS OF
                           MERRILL LYNCH & CO., INC.

(continued from previous page)
  The Preferred Securities and the Common Securities will rank pari passu with each other and will have equivalent terms; provided that (i) if an Event of Default (as defined herein) under the Declaration (as defined herein) occurs and is continuing, the holders of Preferred Securities will have a priority over holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption or otherwise and (ii) holders of Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, replace or remove Trustees (as defined in the accompanying Prospectus) and to increase or decrease the number of Trustees, subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee (as defined in the accompanying Prospectus) upon the occurrence of certain events described herein.

  Holders of the Preferred Securities will be entitled to receive cumulative cash distributions at an annual rate of 8.30% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance of the Preferred Securities and payable quarterly in arrears on the 30th day of March, June, September and December of each year, commencing on December 30, 1996 ("distributions"). Cash distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 8.30% of the stated liquidation amount of $25 per Preferred Security (to the extent permitted by applicable law), compounded quarterly. The term "distributions" as used herein includes such cash distributions and any such interest payable unless otherwise stated. The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and the interest and other payment dates on the Junior Subordinated Debentures deposited in the Trust as trust assets. As a result, if principal or interest is not paid on the Junior Subordinated Debentures, including as a result of SunAmerica's election to extend the interest payment period on the Junior Subordinated Debentures as described below, the Trust will not make payments on the Trust Securities. The Junior Subordinated Debentures provide that, so long as SunAmerica is not in default in the payment of interest on the Junior Subordinated Debentures, SunAmerica shall have the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest periods (each, an "Extension Period"). No interest shall be due and payable during an Extension Period and, as a consequence, distributions on the Trust Securities will also be deferred, but at the end of such Extension Period SunAmerica shall pay all interest then accrued and unpaid on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded quarterly ("Compounded Interest"). All references herein to interest shall include Compounded Interest unless otherwise stated. During any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash interest payments attributable to such deferred income. There could be multiple Extension Periods of varying lengths (up to nine Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. During any such Extension Period, SunAmerica may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock; provided that (i) SunAmerica will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of any of its Series E Mandatory Conversion Premium Dividend Preferred Stock (the "Series E Preferred Stock") or upon the conversion of any other series of preferred stock of SunAmerica as may be outstanding from time to time, in each case in accordance with the terms of such stock, and (ii) the foregoing will not apply to any stock dividends paid by SunAmerica. See "Risk Factors--Option to Extend Interest Payment Period; Tax Impact of Extension"; "Description of the Junior Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Period."

  The payment of distributions out of moneys held by the Property Trustee (as defined in the accompanying Prospectus) and payments on liquidation of the Trust and the redemption of Preferred Securities, as set forth below, are guaranteed by SunAmerica on a subordinated basis as and to the extent described herein (the "Preferred Securities Guarantee"). See "Description of the Preferred Securities

(continued from previous page)
Guarantees" in the accompanying Prospectus. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that SunAmerica has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. The obligations of SunAmerica under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of SunAmerica, including the Junior Subordinated Debentures and any other Junior Subordinated Debt Securities (as defined in the accompanying Prospectus), and senior to all capital stock now or hereafter issued by SunAmerica and to any guarantee now or hereafter entered into by SunAmerica in respect of its capital stock. The obligations of SunAmerica under the Junior Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined in the accompanying Prospectus) of SunAmerica, which aggregated $573.3 million at June 30, 1996 on an unconsolidated basis.

  The Junior Subordinated Debentures are redeemable by SunAmerica (in whole or in part) from time to time, on or after November 13, 2001 or under certain circumstances upon the occurrence of a Tax Event (as defined herein). If SunAmerica redeems Junior Subordinated Debentures, the Trust must redeem Preferred Securities and Common Securities on a pro rata basis, having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed at $25 per Trust Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date of redemption. See "Description of the Preferred Securities--Mandatory Redemption." The Preferred Securities will be redeemed upon maturity or earlier redemption of the Junior Subordinated Debentures. The Junior Subordinated Debentures mature on September 30, 2045, provided that SunAmerica shall have the right to shorten the maturity of the Junior Subordinated Debentures, to a date not earlier than November 13, 2001, upon the occurrence of a Tax Event which relates to the deductibility of interest payable by SunAmerica on the Junior Subordinated Debentures.

  In addition, SunAmerica will have the right at any time to cause the Trust to be dissolved and cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities on a pro rata basis, in lieu of any cash distribution. If the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities, SunAmerica will use its best efforts to have the Junior Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities--Redemption or Distribution" and "Description of the Junior Subordinated Debentures."

  In the event of the voluntary or involuntary dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless in connection with such dissolution, the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."

                               ----------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                SUNAMERICA SELECTED CONSOLIDATED FINANCIAL DATA

  Reference is made to SunAmerica's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 (the "Form 10-K"), which is incorporated by reference herein and which contains SunAmerica's audited consolidated financial statements, including the consolidated income statement for SunAmerica's three fiscal years in the period ended September 30, 1995, consolidated balance sheets as of September 30, 1994 and 1995, and the related notes. Selected unaudited financial information as of and for the nine months ended June 30, 1995 and 1996 should be read in conjunction with the audited consolidated financial statements and related notes contained in the Form 10-K and the unaudited consolidated financial statements contained in SunAmerica's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which report is also incorporated by reference herein. Such unaudited information reflects, in the opinion of management, all adjustments, consisting of only normal accruals, necessary for a consistent presentation with the audited financial information. Results of operations for the nine months ended June 30, 1996 may not necessarily be indicative of the results to be expected for the full fiscal year. Per share amounts and dividends have been restated to reflect a three-for-two stock split paid in the form of a stock dividend on November 10, 1995 and a two-for-one stock split paid in the form of a stock dividend on August 30, 1996.

                                                                                    NINE MONTHS
                                      YEAR ENDED SEPTEMBER 30,                     ENDED JUNE 30,
                          -----------------------------------------------------  -------------------
                            1991       1992       1993       1994       1995       1995       1996
                          ---------  ---------  ---------  ---------  ---------  ---------  --------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
Net investment income...  $ 162,412  $ 219,384  $ 263,791  $ 294,454  $ 365,555  $ 259,529  $342,953
Net realized investment
 losses.................    (46,060)   (56,364)   (21,287)   (21,124)   (33,012)   (24,550)  (14,814)
Fee income..............     92,689    112,831    134,305    150,736    179,288    130,030   161,812
General and
 administrative
 expenses...............   (120,475)  (133,058)  (135,790)  (132,743)  (166,540)  (118,582) (148,632)
Provision for future
 guaranty fund
 assessments............        --         --     (22,000)       --         --         --        --
Amortization of deferred
 acquisition costs......    (40,088)   (48,375)   (51,860)   (66,925)   (80,829)   (59,197)  (67,597)
Other income, net.......     24,903     16,673     16,852     15,603     15,144     12,423    15,762
                          ---------  ---------  ---------  ---------  ---------  ---------  --------
Pretax income...........     73,381    111,091    184,011    240,001    279,606    199,653   289,484
Income tax expense......    (25,900)   (34,300)   (57,000)   (74,700)   (85,400)   (58,900)  (86,800)
                          ---------  ---------  ---------  ---------  ---------  ---------  --------
Income before cumulative
 effect of change in
 accounting for income
 taxes..................     47,481     76,791    127,011    165,301    194,206    140,753   202,684
Cumulative effect of
 change in accounting
 for income taxes.......        --         --         --     (33,500)       --         --        --
                          ---------  ---------  ---------  ---------  ---------  ---------  --------
Net income..............  $  47,481  $  76,791  $ 127,011  $ 131,801  $ 194,206  $ 140,753  $202,684
                          =========  =========  =========  =========  =========  =========  ========
EARNINGS PER SHARE:
INCOME BEFORE CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING FOR INCOME
 TAXES..................  $    0.44  $    0.60  $    0.92  $    1.19  $    1.42  $    1.02  $   1.44
Cumulative effect of
 change in accounting
 for income taxes.......        --         --         --       (0.27)       --         --        --
                          ---------  ---------  ---------  ---------  ---------  ---------  --------
Net income..............  $    0.44  $    0.60  $    0.92  $    0.92  $    1.42  $    1.02  $   1.44
                          =========  =========  =========  =========  =========  =========  ========
CASH DIVIDENDS PER SHARE
 PAID TO COMMON
 SHAREHOLDERS:
Nontransferable Class B
 Stock(1)...............  $   0.060  $   0.060  $   0.084  $   0.120  $   0.180  $   0.135  $  0.203
                          =========  =========  =========  =========  =========  =========  ========
Common Stock............  $   0.067  $   0.067  $   0.093  $   0.134  $   0.200  $   0.150  $  0.225
                          =========  =========  =========  =========  =========  =========  ========

--------
(1) Holders of Nontransferable Class B Stock are entitled to receive cash dividends equal to 90% of any cash dividends paid to holders of the Common Stock. For a description of the rights of holders of Nontransferable Class B Stock, see "Description of Capital Stock--Common Stock and Class B Stock" in the accompanying Prospectus.

                                               AT SEPTEMBER 30,                             AT JUNE 30,
                          ----------------------------------------------------------- -----------------------
                             1991        1992        1993        1994        1995        1995        1996
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL POSITION
Investments.............  $ 7,596,275 $ 9,428,266 $10,364,952 $ 9,280,390 $10,808,959 $10,472,755 $16,152,767
Variable annuity
 assets.................    2,746,685   3,293,343   4,194,970   4,513,093   5,263,006   4,893,894   6,083,369
Deferred acquisition
 costs..................      392,278     436,209     475,917     581,874     526,415     523,620     781,612
Other assets............      279,007     245,833     231,582     280,868     245,787     305,279     382,359
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
Total assets............  $11,014,245 $13,403,651 $15,267,421 $14,656,225 $16,844,167 $16,195,548 $23,400,107
                          =========== =========== =========== =========== =========== =========== ===========
Reserves for fixed
 annuity contracts......  $ 5,359,757 $ 5,143,339 $ 4,934,871 $ 4,519,623 $ 4,862,250 $ 4,887,635 $ 9,622,137
Reserves for guaranteed
 investment contracts...    1,598,963   2,023,048   2,216,104   2,783,522   3,607,192   3,276,686   4,102,787
Trust deposits..........          --      367,458     378,986     442,320     426,595     430,868     423,790
Variable annuity
 liabilities............    2,746,685   3,293,343   4,194,970   4,513,093   5,263,006   4,893,894   6,083,369
Other payables and
 accrued liabilities....      344,789   1,372,010   1,828,153     860,763     747,733     879,437     798,974
Long-term notes and
 debentures.............          --      225,000     380,560     472,835     524,835     472,835     573,335
Collateralized mortgage
 obligations and reverse
 repurchase agreements..      299,343     182,784     112,032      28,662         --          --          --
Other senior
 indebtedness...........       38,035      25,919      15,119         --          --          --          --
Subordinated notes......      117,985         --          --          --          --          --          --
Deferred income taxes...       58,779      40,682      96,599      74,319     146,847     136,585      31,879
SunAmerica-obligated
 mandatorily redeemable
 preferred securities of
 subsidiary grantor
 trusts(1)..............          --          --          --          --       52,631      52,631     237,631
Shareholders' equity....      449,909     730,068   1,110,027     961,088   1,213,078   1,164,977   1,526,205
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
Total liabilities and
 shareholders' equity...  $11,014,245 $13,403,651 $15,267,421 $14,656,225 $16,844,167 $16,195,548 $23,400,107
                          =========== =========== =========== =========== =========== =========== ===========
Book value per share....  $      4.08 $      4.85 $      7.55 $      6.30 $      8.89 $      8.31 $     10.58
                          =========== =========== =========== =========== =========== =========== ===========

--------
(1) Represents SunAmerica-obligated mandatorily redeemable preferred securities, at September 30, 1995, of SunAmerica Capital Trust I, the sole asset of which is $54.26 million principal amount of 9.95% Junior Subordinated Debentures due 2044 of SunAmerica and, at June 30, 1996, of
    (1) SunAmerica Capital Trust I and (2) SunAmerica Capital Trust II, the sole asset of which is $191.22 million principal amount of 8.35% Junior Subordinated Debentures due 2044 of SunAmerica.

  THE FOLLOWING INFORMATION CONCERNING SUNAMERICA, SUNAMERICA CAPITAL TRUST III, THE PREFERRED SECURITIES, THE PREFERRED SECURITIES GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES IS IN ADDITION TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT HAVE THE SAME MEANINGS AS IN THE ACCOMPANYING PROSPECTUS.

                                   SUNAMERICA

  SunAmerica is a diversified financial services company specializing in retirement savings products and services. At June 30, 1996, SunAmerica held $36.17 billion of assets throughout its businesses, including $23.40 billion of assets on its balance sheet, $2.12 billion of assets managed in mutual funds and private accounts and $10.65 billion of assets under custody in retirement trust accounts. Together, SunAmerica's life insurance companies rank among the largest U.S. issuers of annuities. Complementing these annuity operations are SunAmerica's asset management operations; its three broker-dealers, which SunAmerica believes, based on industry data, represent the largest network of independent registered representatives in the nation; and its trust company, which provides administrative and custodial services to qualified retirement plans. Through these subsidiaries, SunAmerica specializes in the sale of tax-deferred long-term savings products and investments to the expanding preretirement savings market. SunAmerica markets fixed annuities and fee-generating variable annuities, mutual funds and trust services, as well as guaranteed investment contracts. SunAmerica's products are distributed through a broad spectrum of financial services distribution channels, including independent registered representatives of SunAmerica's broker-dealer subsidiaries and unaffiliated broker-dealers, independent general insurance agents and financial institutions.

  Since the beginning of fiscal 1996, SunAmerica has made several acquisitions that have added a total of $4.7 billion in annuity reserves and enhanced its position in the financial institution and qualified teachers markets. On December 29, 1995, SunAmerica purchased CalFarm Life Insurance Company, which on such date had approximately $650 million in annuity reserves. On February 29, 1996, SunAmerica acquired Ford Life Insurance Company, which had annuity reserves of approximately $3.1 billion on such date and on April 1, 1996 purchased approximately $960 million in annuity reserves from The Central National Life Insurance Company of Omaha. On January 2, 1996, SunAmerica purchased Houston-based broker-dealer Advantage Capital Corp., further strengthening its distribution network. This acquisition added more than 1,000 representatives to SunAmerica's broker-dealer network, bringing its number of independent registered representatives to more than 6,600.

                              RECENT DEVELOPMENTS

RECENT FINANCIAL RESULTS

  For its fiscal year ended September 30, 1996, SunAmerica reported preliminary unaudited net income of $274.4 million or $1.95 per share, up 37% on a per share basis from $194.2 million or $1.42 per share in fiscal 1995.

  Net investment income for the fiscal year ended September 30, 1996 increased 35% to $492.8 million from $365.6 million in fiscal 1995 and fee income increased 22% to $220.4 million from $180.4 million in the prior year. These increases were partially offset by a 28% increase in general and administrative expenses and a 26% increase in amortization of deferred acquisition costs.

PROPOSED COMMON STOCK DIVIDEND INCREASE

  In August 1996, the Board of Directors of SunAmerica stated their intent to approve a quarterly dividend increase from $.075 per share (which reflects the August 1996 two-for-one stock split) to $.10 per share at their next regularly scheduled Board meeting in November. The declaration and payment of dividends is subject to the discretion of the Board of Directors, based on the Board's determination of the financial condition, results of operations and cash requirements of SunAmerica.

RECENT ISSUANCES OF SECURITIES

  On November 6, 1996, SunAmerica completed an underwritten public offering of 11,500,000 Premium Equity Redemption Cumulative Security Units, 8.5% PERCS Units (the "PERCS Units"). Each PERCS Unit has a stated amount of $37.50 (the "Stated Amount") and consists of (a) a stock purchase contract ("Purchase Contract") under which (i) subject to certain termination events, the holder will purchase from SunAmerica on October 31, 1999 (the "Final Settlement Date") or any earlier acceleration date for an amount in U.S. dollars equal to the Stated Amount, (x) initially one share of common stock of SunAmerica, subject to adjustment under certain circumstances, if such purchase occurs on the Final Settlement Date or any earlier mandatory acceleration date or (y) such lesser number of shares of common stock as may be payable if such purchase occurs on an acceleration date established by SunAmerica, and (ii) SunAmerica will pay contract fees to the holder at a rate of 1.0% per annum of the Stated Amount, and (b) 7.5% United States Treasury Notes due October 31, 1999 ("Treasury Notes") having a principal amount equal to the Stated Amount and maturing on the Final Settlement Date. The net proceeds from the sale of the PERCS Units will be used by the underwriters of such offering to purchase at the direction of SunAmerica, for the benefit of the holders of the PERCS Units, the underlying Treasury Notes, which will be transferred to holders of the PERCS Units pursuant to the terms of the PERCS Units, and SunAmerica will receive no proceeds from such sale. The Treasury Notes will be pledged to a collateral agent for SunAmerica to secure the holders' obligations to purchase common stock under the Purchase Contracts.

  Also, on November 6, 1996, SunAmerica completed underwritten public offerings of $431,250,000 principal amount of 6.20% Notes due October 31, 1999 (the "6.20% Notes").

                          SUNAMERICA CAPITAL TRUST III

  SunAmerica Capital Trust III is a statutory business trust formed on September 6, 1995 under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a declaration of trust among the Trustees and SunAmerica and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part, as of the date the Preferred Securities are initially issued. The Declaration is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the holders thereof will own all of the issued and outstanding Preferred Securities. SunAmerica will acquire Common Securities in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities. The Trust exists solely for the purpose of (a) issuing its Preferred Securities, (b) issuing its Common Securities to SunAmerica, (c) investing the gross proceeds from the sale of the Trust Securities in the Junior Subordinated Debentures and (d) engaging in such other activities as are necessary, convenient or incidental thereto. The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Business Trust Act and the Trust Indenture Act. The Declaration does not permit the incurrence by the Trust of any indebtedness for borrowed money or the making of any investment other than in the Junior Subordinated Debentures. In the Declaration, SunAmerica has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes.

                                  RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

RANKING OF SUBORDINATED OBLIGATIONS UNDER PREFERRED SECURITIES GUARANTEE AND JUNIOR SUBORDINATED DEBENTURES; DEPENDENCE ON SUNAMERICA

  The obligations of SunAmerica under the Junior Subordinated Debentures are unsecured obligations of SunAmerica and will be subordinate and junior in right of payment to Senior Indebtedness of SunAmerica but senior to its capital stock. At June 30, 1996, Senior Indebtedness of SunAmerica (on an unconsolidated basis) aggregated approximately $573.3 million. SunAmerica's obligations under the Preferred Securities Guarantee are unsecured and will rank (i) subordinate and junior in right of payment to all other liabilities of SunAmerica, including the Junior Subordinated Debentures, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by SunAmerica and to any guarantee now or hereafter entered into by SunAmerica in respect of its capital stock. Because SunAmerica is a holding company, the Junior Subordinated Debentures (and SunAmerica's obligations under the Preferred Securities Guarantee) are also effectively subordinated to all existing and future liabilities, including trade payables, of SunAmerica's subsidiaries, except to the extent that SunAmerica is a creditor of the subsidiaries recognized as such. Claims on SunAmerica's subsidiaries by creditors other than SunAmerica include substantial claims for policy benefits, as well as other liabilities incurred in the ordinary course of business. At June 30, 1996, SunAmerica's subsidiaries had outstanding approximately $14.6 billion of liabilities (excluding variable annuity liabilities, with respect to which assets are segregated in separate accounts). In addition, since many of SunAmerica's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends or make loans or advances to SunAmerica without prior regulatory approval is limited by applicable laws and regulations. There are no terms in the Preferred Securities, the Junior Subordinated Debentures or the Preferred Securities Guarantee that limit SunAmerica's ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the Junior Subordinated Debentures and the Preferred Securities Guarantee, or the ability of its subsidiaries to incur additional indebtedness. See "Description of the Preferred Securities Guarantees--Status of the Preferred Securities Guarantees" and "Description of the Junior Subordinated Debt Securities--Subordination" in the accompanying Prospectus.

  The Trust's ability to make distributions and other payments on the Preferred Securities is solely dependent upon SunAmerica making interest and other payments on the Junior Subordinated Debentures deposited as trust assets as and when required. If SunAmerica were not to make distributions or other payments on the Junior Subordinated Debentures for any reason, including as a result of SunAmerica's election to defer the payment of interest on the Junior Subordinated Debentures by extending the interest period on the Junior Subordinated Debentures, the Trust will not make payments on the Trust Securities. In such an event, holders of the Preferred Securities would not be able to rely on the Preferred Securities Guarantee since distributions and other payments on the Preferred Securities are subject to such Guarantee only if and to the extent that SunAmerica has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. Instead, holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the Junior Subordinated Debentures against SunAmerica pursuant to the terms of the Indenture (as defined herein) and may vote to appoint a Special Regular Trustee. However, if the Trust's failure to make distributions on the Preferred Securities is a consequence of SunAmerica's exercise of its right to extend the interest payment period for the Junior Subordinated Debentures, the Property Trustee will have no right to enforce the payment of distributions on the Preferred Securities until an Event of Default under the Declaration shall have occurred. SunAmerica's obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of SunAmerica, including the Junior

Subordinated Debentures, except those made pari passu (that is, equal in priority) or subordinate by their terms to the Preferred Securities Guarantee, and senior to its capital stock or to any guarantee of SunAmerica in respect of its capital stock.

  The Declaration provides that SunAmerica shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. No assurance can be given that SunAmerica will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX IMPACT OF EXTENSION

  So long as SunAmerica shall not be in default in the payment of interest on the Junior Subordinated Debentures, SunAmerica has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for an Extension Period not exceeding 20 consecutive quarterly interest periods, during which no interest shall be due and payable. In such an event, quarterly distributions on the Preferred Securities would not be made (but would continue to accrue with interest thereon at the rate of 8.30% per annum to the extent permitted by applicable law, compounded quarterly) by the Trust during any such Extension Period. If SunAmerica exercises the right to extend an interest payment period, SunAmerica may not during such Extension Period declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock; provided that (i) SunAmerica will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of any of its Series E Preferred Stock or upon the conversion of any other series of preferred stock of SunAmerica as may be outstanding from time to time, in each case in accordance with the terms of such stock and (ii) the foregoing will not apply to stock dividends paid by SunAmerica. SunAmerica has outstanding 4,000,000 $3.10 Depositary Shares (the "Series E Depositary Shares"), each representing one-fiftieth of a share of Series E Preferred Stock. Dividends accrue on each Series E Depositary Share at the rate of $3.10 per year. On November 1, 1998, unless previously redeemed, each of the outstanding Series E Depositary Shares will convert into one share of SunAmerica's common stock and the right to receive an amount in cash equal to all accrued and unpaid dividends. As of the date of this Prospectus Supplement, SunAmerica had no other convertible preferred stock outstanding.

  Prior to the termination of any Extension Period, SunAmerica may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, SunAmerica may commence a new Extension Period, subject to the above requirements. SunAmerica may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to nine Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. See "Description of the Preferred Securities-- Distributions" and "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period."

  Because SunAmerica believes that the likelihood of its exercising its option to defer payments of interest is remote, the Junior Subordinated Debentures will be treated under new Treasury regulations as issued without "original issue discount" for United States federal income tax purposes. As a result, holders of Preferred Securities will include interest in taxable income under their own methods of accounting (e.g., cash or accrual). Under the new regulations, however, if SunAmerica exercises its right to defer payments of interest, the Junior Subordinated Debentures will become original issue discount instruments and holders of Preferred Securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. See "Taxation--Interest Income and Original Issue Discount."

  If SunAmerica exercises its right to defer payments of interest, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. Holders who dispose of Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in taxable income as ordinary income, and to add such amount to their adjusted tax basis in their pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Accordingly, such holders will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holders' adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Taxation--Interest Income and Original Issue Discount" and "--Disposition of the Preferred Securities."

LISTING OF PREFERRED SECURITIES; TRADING PRICES

  The Preferred Securities constitute a new issue of securities with no established trading market. While the Preferred Securities have been approved for listing on the NYSE, subject to official notice of issuance, there can be no assurance that an active market for the Preferred Securities will develop or be sustained in the future on such exchange. Although the Underwriters have indicated to SunAmerica and the Trust that they intend to make a market in the Preferred Securities as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Preferred Securities.

REDEMPTION OR DISTRIBUTION

  If, at any time, a Tax Event shall occur or be continuing, under certain circumstances, SunAmerica shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, in which event the Trust will redeem Preferred Securities and Common Securities on a Pro Rata Basis (as defined under "The SunAmerica Trusts" in the accompanying Prospectus) to the same extent as the Junior Subordinated Debentures are redeemed.

  SunAmerica will have the right at any time to cause the Trust to be dissolved with the result that, in the manner described in "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution", Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid distributions on, the Preferred Securities and Common Securities would be distributed on a Pro Rata Basis to the holders of the Preferred Securities and Common Securities in liquidation of the Trust. Under current United States federal income tax law and interpretation and assuming, as expected, that the Trust is treated as a grantor trust, a distribution of the Junior Subordinated Debentures would not be a taxable event to holders of the Preferred Securities. See "Taxation-- Distribution of Junior Subordinated Debentures to Holders of Preferred Securities." Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to the holders of the Preferred Securities.

  There can be no assurance as to the market prices for Preferred Securities or the Junior Subordinated Debentures which may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures upon the election by SunAmerica to dissolve the Trust, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities--Redemption or Distribution" and "Description of the Junior Subordinated Debentures--General." Notwithstanding the foregoing, SunAmerica shall have the right to shorten the maturity of the Junior Subordinated Debentures, to a date not earlier than November 13, 2001, upon occurrence of a Tax Event which relates to the deductibility of interest payable by SunAmerica on the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--General."

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have limited voting rights and, subject to the rights of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event (as defined herein), will not be able to appoint, remove or replace, or to increase or decrease the number of, Trustees, which rights are vested exclusively in the Common Securities.

POTENTIAL MARKET VOLATILITY DURING EXTENSION PERIOD

  As described above, SunAmerica has the right to extend an interest payment period on the Junior Subordinated Debentures from time to time for a period not exceeding 20 consecutive quarterly interest periods. If SunAmerica determines to extend an interest payment period, or if SunAmerica thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Preferred Securities is likely to be affected. In addition, as a result of such rights, the market price of the Preferred Securities (which represent an undivided interest in Junior Subordinated Debentures) may be more volatile than other securities on which original issue discount accrues that do not have such rights. A holder that disposes of its Preferred Securities during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Preferred Securities. See "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period."

                          CAPITALIZATION OF SUNAMERICA

  The following table sets forth the unaudited consolidated capitalization of SunAmerica at June 30, 1996, and as adjusted to reflect (i) the sale of the Preferred Securities (assuming no exercise of the Underwriters' overallotment option) and (ii) the public offerings of $431,250,000 principal amount of 6.20% Notes due October 31, 1999. See "Use of Proceeds." The table should be read in conjunction with SunAmerica's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                     JUNE 30, 1996
                                                 ---------------------------
                                                   ACTUAL        AS ADJUSTED
                                                 ----------      -----------
                                                     (IN THOUSANDS)
Indebtedness (interest rates are as of June 30,
 1996):
  Medium-term notes due 1998 through 2025 (5
   3/8% to 7 3/8%) ............................  $  248,335      $  248,335
  8.125% debentures due April 28, 2023.........     100,000         100,000
  9.95% debentures due February 1, 2012........     100,000         100,000
  9% notes due January 15, 1999................     125,000         125,000
  6.20% notes due October 31, 1999.............         --          431,250
                                                 ----------      ----------
Total indebtedness.............................     573,335       1,004,585
                                                 ----------      ----------
SunAmerica-obligated mandatorily redeemable
 preferred securities of
 subsidiary grantor trusts.....................     237,631(/1/)    537,631(/2/)
                                                 ----------      ----------
Shareholders' equity:
  Preferred Stock..............................     384,549         384,549
  Nontransferable Class B Stock................      10,848          10,848
  Common Stock.................................     108,493         108,493
  Additional paid-in capital...................     298,621         298,621
  Retained earnings............................     812,363         812,363
  Net unrealized losses on debt and equity se-
   curities available for sale.................     (88,669)        (88,669)
                                                 ----------      ----------
  Total shareholders' equity...................   1,526,205       1,526,205
                                                 ----------      ----------
Total capitalization...........................  $2,337,171      $3,068,421
                                                 ==========      ==========

--------
(1) Represents SunAmerica-obligated mandatorily redeemable preferred securities of (1) SunAmerica Capital Trust I, the sole asset of which is $54.26 million principal amount of 9.95% Junior Subordinated Debentures due 2044 of SunAmerica and (2) SunAmerica Capital Trust II, the sole asset of which is $191.22 million principal amount of 8.35% Junior Subordinated Debentures due 2044 of SunAmerica.
(2) Represents the issuance by the Trust of the $300 million of Preferred Securities offered hereby. As described in this Prospectus Supplement, the sole asset of the Trust will be the Junior Subordinated Debentures.

 On November 6, 1996, SunAmerica completed an underwritten public offering of 11,500,000 PERCS Units. See "Recent Developments--Recent Issuances of Securities."

                              ACCOUNTING TREATMENT

  The financial statements of the Trust will be consolidated with SunAmerica's financial statements, with the Preferred Securities accounted for as minority interests and captioned in the consolidated balance sheet as "SunAmerica-obligated mandatorily redeemable preferred securities of grantor trusts whose sole assets are junior subordinated debentures of SunAmerica."

                                USE OF PROCEEDS

  The proceeds of the sale of the Preferred Securities will be invested by the Trust in Junior Subordinated Debentures of SunAmerica. The net proceeds from the sale of the Junior Subordinated Debentures are expected to be used for general corporate purposes, including the repayment or redemption of outstanding debt or preferred stock, the possible acquisition of financial services businesses or assets thereof, investments in portfolio assets and working capital needs. SunAmerica routinely reviews opportunities to acquire financial services businesses or the assets thereof. SunAmerica currently has no commitments or understandings to acquire any specific businesses or other material assets. SunAmerica is considering the acquisition of approximately $4.5 billion of fixed annuity assets for a total consideration of between $200 million and $300 million. SunAmerica has been advised that other persons have submitted acquisition proposals. Discussions with the seller are ongoing regarding the acquisition and possible terms, but there can be no assurance that SunAmerica will be successful in pursuing this or any other acquisition opportunity.

  On November 6, 1996, SunAmerica completed underwritten public offerings of $431,250,000 principal amount of 6.20% Notes due October 31, 1999. The net proceeds from the sale of the 6.20% Notes ($429.4 million before deducting expenses) will be used for general corporate purposes as described above.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the Declaration which is qualified under the Trust Indenture Act. The Property Trustee, The Bank of New York, but not the other Trustees of the Trust, will act as the indenture trustee for purposes of the Trust Indenture Act. The terms of the Preferred Securities and the Declaration include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act or the Business Trust Act. The following summarizes the material terms and provisions of the Preferred Securities and is qualified in its entirety by reference to the Declaration, which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part, the Business Trust Act and the Trust Indenture Act.

GENERAL

  The Declaration authorizes the Trust to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by SunAmerica. The Common Securities and the Preferred Securities rank pari passu with each other and will have equivalent terms except that (i) if an Event of Default under the Declaration occurs and is continuing, the rights of the holders of the Common Securities to payment in respect of periodic distributions and payments upon liquidation, redemption or otherwise are subordinated to the rights of the holders of the Preferred Securities and (ii) holders of Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event. The Declaration does not permit the issuance by the Trust of any securities or other evidences of beneficial ownership of, or beneficial interests in, the Trust other than the Preferred Securities and the Common Securities, the incurrence of any indebtedness for borrowed money by the Trust or the making of any investment other than in the Junior Subordinated Debentures. Pursuant to the Declaration, the Property Trustee will own and hold the Junior Subordinated Debentures as trust assets for the benefit of the holders of the Preferred Securities and the Common Securities. The payment of distributions out of moneys held by the Property Trustee and payments on redemption of the Preferred Securities or liquidation of the Trust are guaranteed by SunAmerica on a subordinated basis as and to the extent described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Property Trustee will hold the Preferred Securities Guarantee for the benefit of holders of the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that SunAmerica has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. See "Voting Rights" below.

DISTRIBUTIONS

  Distributions on the Preferred Securities will be fixed at a rate per annum of 8.30% of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 8.30% of the stated liquidation amount of $25 per Preferred Security (to the extent permitted by law), compounded quarterly. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month.

  Distributions on the Preferred Securities will be cumulative, will accrue from the original date of issuance and, except as otherwise described below, will be payable quarterly in arrears, on March 30, June 30, September 30 and December 30 of each year, commencing on December 30, 1996, but only if, and to the extent that, interest payments are made in respect of Junior Subordinated Debentures held by the Property Trustee.

  So long as SunAmerica shall not be in default in the payment of interest on the Junior Subordinated Debentures, SunAmerica has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarterly interest periods and, as a consequence, quarterly distributions on the Preferred Securities would not be made (but would continue to accrue with interest thereon at the rate of 8.30% per annum to the extent permitted by applicable law, compounded quarterly) by the Trust during any such Extension Period. If SunAmerica exercises the right to extend an interest payment period, SunAmerica may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock during such Extension Period; provided that (i) SunAmerica will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of any of its Series E Preferred Stock or upon the conversion of any other series of preferred stock of SunAmerica as may be outstanding from time to time, in each case in accordance with the terms of such stock, and (ii) the foregoing will not apply to any stock dividend by SunAmerica. Prior to the termination of any such Extension Period, SunAmerica may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, SunAmerica may commence a new Extension Period, subject to the above requirements. SunAmerica may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to nine Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. See "Risk Factors--Option to Extend Interest Payment Period; Tax Impact of Extension"; "Description of the Junior Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Period." Payments of accrued distributions will be payable to holders of Preferred Securities as they appear on the books and records of the Trust on the first record date after the end of an Extension Period.

  Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Property Trustee has cash on hand in the Property Account to permit such payment. The funds available for distribution to the holders of the Preferred Securities will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debentures that are deposited in the Trust as trust assets. See "Description of the Junior Subordinated Debentures." If SunAmerica does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not make distributions on the Preferred Securities. Under the Declaration, if and to the extent SunAmerica does make interest payments on the Junior Subordinated Debentures deposited in the Trust as trust assets, the Property Trustee is obligated to make distributions on the Trust Securities on a Pro Rata Basis. The payment of distributions on the Preferred Securities is guaranteed by SunAmerica on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that SunAmerica has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.

  Distributions on the Preferred Securities will be made to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day (as defined herein) prior to the relevant Distribution payment date. Distributions payable on any Preferred Securities that are not punctually paid on any Distribution payment date as a result of SunAmerica having failed to make the corresponding interest payment on the Junior Subordinated Debentures will forthwith cease to be payable to the person in whose name such Preferred Security is registered on the relevant record date, and such defaulted Distribution will instead be payable to the person in whose name such Preferred Security is registered on the special record date established by the Regular Trustees, which record date shall correspond to the special record date or other specified date determined in accordance with the Indenture; provided, however, that Distributions shall not be considered payable on any Distribution payment date falling within an Extension Period unless SunAmerica has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such Distribution payment date. Distributions on the Preferred Securities will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Preferred and Common Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates, which shall be more than one Business Day prior to the relevant payment dates. The Declaration provides that the payment dates or record dates for the Preferred Securities shall be the same as the payment dates and record dates for the Junior Subordinated Debentures. All distributions paid with respect to the Trust Securities shall be paid on a Pro Rata Basis to the holders thereof entitled thereto. If any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York are permitted or required by any applicable law to close.

REDEMPTION OR DISTRIBUTION

  If, at any time, a Tax Event shall occur or be continuing, SunAmerica shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Junior Subordinated Debentures, in whole or in part, for cash within 90 days following the occurrence of such Tax Event. Promptly following such redemption, Preferred Securities and Common Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed will be redeemed by the Trust at the Redemption Price on a Pro Rata Basis. The Common Securities will be redeemed on a Pro Rata Basis with the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to payment of the Redemption Price.

  "Tax Event" means that the Regular Trustees shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters (a "Tax Event Opinion") to the effect that on or after the date of this Prospectus Supplement as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by SunAmerica on the Junior Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by SunAmerica for United States federal income tax purposes.

  SunAmerica will have the right at any time to cause the Trust to be dissolved with the result that, after satisfaction of creditors of the Trust, Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of the Preferred Securities and the Common Securities would be distributed on a Pro Rata Basis to the holders of the Preferred Securities and the Common Securities in liquidation of such holders' interests in the Trust, within 90 days following notice given to the holders of the Preferred Securities.

  On the date fixed for any distribution of Junior Subordinate Debentures, upon dissolution of the Trust, (i) the Preferred Securities and the Common Securities will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities, until such certificates are presented to SunAmerica or its agent for transfer or reissuance.

  There can be no assurance as to the market price for the Junior Subordinated Debentures which may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures which the investor may subsequently receive on dissolution and liquidation of the Trust may trade at a discount to the price of the Preferred Securities exchanged. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the dissolution of the Trust, SunAmerica will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Preferred Securities are then listed.

  Notwithstanding the foregoing, SunAmerica shall have the right to shorten the maturity of the Junior Subordinated Debentures, to a date not earlier than November 13, 2001, upon occurrence of a Tax Event which relates to the deductibility of interest payable by SunAmerica on the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--General."

MANDATORY REDEMPTION

  Upon the repayment of the Junior Subordinated Debentures, whether at maturity, upon redemption or otherwise, the proceeds from such repayment or payment will be promptly applied to redeem Preferred Securities and Common Securities having an aggregate liquidation amount equal to the Junior Subordinated Debentures so repaid, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. The Common Securities will be entitled to be redeemed on a Pro Rata Basis with the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to payment of the Redemption Price. Subject to the foregoing, if fewer than all outstanding Preferred Securities and Common Securities are to be redeemed, the Preferred Securities and Common Securities will be redeemed on a Pro Rata Basis. In the event fewer than all outstanding Preferred Securities are to be redeemed, Preferred Securities registered in the name of and held by DTC or its nominee will be redeemed as described under "Book-Entry Only Issuance--The Depository Trust Company" below.

REDEMPTION PROCEDURES

  The Trust may not redeem fewer than all the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

  If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable) then by 12:00 noon, New York City time, on the redemption date and provided that SunAmerica has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, the Trust will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue on the Preferred Securities called for redemption, such Preferred Securities shall no longer be deemed to be outstanding and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. Neither the Trustees nor the Trust shall be required to register or cause to be registered the transfer of any Preferred Securities which have been so called for redemption. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If SunAmerica fails to repay Junior Subordinated Debentures on maturity or on the date fixed for this redemption or if payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid by the Property Trustee or by SunAmerica pursuant to the Preferred Securities Guarantee described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus, distributions on such Preferred Securities will continue to accrue, from the original redemption date of the Preferred Securities to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

  In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described below under "Book-Entry Only Issuance--The Depository Trust Company."

  If a partial redemption of the Preferred Securities would result in the delisting of the Preferred Securities by any national securities exchange or other organization on which the Preferred Securities are then listed, SunAmerica pursuant to the Indenture will only redeem the Junior Subordinated Debentures in whole and, as a result, the Trust may only redeem the Preferred Securities in whole.

  Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), SunAmerica or any of its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  In the event of any voluntary or involuntary dissolution, liquidation, winding-up or termination of the Trust, the holders of the Preferred Securities and Common Securities at the date of dissolution, liquidation, winding-up or termination of the Trust will be entitled to receive on a Pro Rata Basis solely out of the assets of the Trust, after satisfaction of liabilities of creditors (to the extent not satisfied by SunAmerica as provided in the Declaration), an amount equal to the aggregate of the stated liquidation amount of $25 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, liquidation, winding-up or termination, Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of such Trust Securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Securities, shall be distributed on a Pro Rata Basis to the holders of the Preferred Securities and Common Securities in exchange therefor.

  If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities and the Common Securities shall be paid on a Pro Rata Basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution on a Pro Rata Basis with the holders of the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities with respect to payment of the Liquidation Distribution.

  Pursuant to the Declaration, the Trust shall terminate: (i) on the maturity date of the Junior Subordinated Debentures which is September 30, 2045, provided that SunAmerica shall have the right to shorten the maturity of the Junior Subordinated Debentures, to a date not earlier than November 13, 2001, upon the occurrence of a Tax Event which relates to the deductibility of interest payable by SunAmerica on the Junior Subordinated Debentures, (ii) upon the filing of a certificate of dissolution or its equivalent with respect to the Trust, (iii) when all of the Trust Securities shall have been called for redemption and the amounts necessary for redemption thereof shall have been paid to the holders of Trust Securities in accordance with the terms of the Trust Securities, or (iv) when all of the Junior Subordinated Debentures shall have been distributed to the holders of Trust Securities in exchange for all of the Trust Securities in accordance with the terms of the Trust Securities.

NO MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets to, any corporation or other entity.

DECLARATION EVENTS OF DEFAULT

  An Indenture Event of Default (as defined in the accompanying Prospectus) will constitute an event of default under the Declaration with respect to the Trust Securities (an "Event of Default"); provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any such Event of Default with respect to the Common Securities until all Events of Default with respect to the Preferred Securities have been cured or waived. Until all such Events of Default with respect to the Preferred Securities have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Event of Default with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Common Securities. See "Voting Rights" below.

  Upon the occurrence of an Event of Default, the Property Trustee as the holder of all of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. In addition, the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture. See "Description of the Junior Subordinated Debentures".

VOTING RIGHTS

  Except as provided below, under "Modification and Amendment of the Declaration" and "Description of the Preferred Securities Guarantee--Amendments and Assignment" in the accompanying Prospectus and as otherwise required by the Business Trust Act, the Trust Indenture Act and the Declaration, the holders of the Preferred Securities will have no voting rights.

  If (i) the Trust fails to make distributions in full on the Preferred Securities for 6 consecutive quarterly distribution periods, or (ii) an Event of Default under the Declaration occurs and is continuing (each, an "Appointment Event"), then the holders of the Preferred Securities, acting as a single class, will be entitled, by the vote of holders of Preferred Securities, representing a majority in aggregate liquidation amount of the outstanding Preferred Securities, to appoint a Special Regular Trustee (who need not be an officer or an employee of or otherwise affiliated with SunAmerica) who shall have the same rights, powers and privileges under the Declaration as the Regular Trustees. Any holder of Preferred Securities (other than SunAmerica or any of its affiliates) shall have the right to nominate any person to be appointed as Special Regular Trustee. For purposes of determining whether the Trust has failed to pay distributions in full for 6 consecutive quarterly distribution periods, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all quarterly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Not later than 30 days after such right to appoint a Special Regular Trustee arises, the Regular

Trustees will convene a meeting for the purpose of appointing a Special Regular Trustee. If the Regular Trustees fail to convene such meeting within such 30-day period, the holders of Preferred Securities representing 10% in liquidation amount of the outstanding Preferred Securities will be entitled to convene such meeting. The provisions of the Declaration relating to the convening and conduct of the meetings of the holders will apply with respect to any such meeting. If, at any such meeting, holders of less than a majority in aggregate liquidation amount of Preferred Securities entitled to vote for the appointment of a Special Regular Trustee vote for such appointment, no Special Regular Trustee shall be appointed. Any Special Regular Trustee may be removed without cause at any time by holders of Preferred Securities representing a majority in liquidation amount of the Preferred Securities and holders of Preferred Securities representing 10% in liquidation amount of the Preferred Securities shall be entitled to convene a meeting for such purpose. Any Special Regular Trustee appointed shall cease to be a Special Regular Trustee if the Appointment Event pursuant to which the Special Regular Trustee was appointed and all other Appointment Events have been cured and cease to be continuing. Notwithstanding the appointment of any such Special Regular Trustee, SunAmerica shall retain all rights under the Indenture, including the right to extend the interest payment period as provided under "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period". If such an extension occurs, there will be no Indenture Event of Default for failure to make any scheduled interest payment during the Extension Period on the date originally scheduled.

  Subject to the requirements of the second to last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right (a) on behalf of all holders of Preferred Securities, to waive any past default that is waivable under the Declaration and (b) to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Junior Subordinated Debentures, to
(i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee (as defined herein), or executing any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under
Section 6.06 of the Indenture, or (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable; provided that where a consent under the Indenture would require the consent of (1) holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures or (2) each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of, in the case of clause (1) above, holders of Preferred Securities representing such specified percentage of the aggregate liquidation amount of the Preferred Securities or, in the case of clause (2) above, each holder of Preferred Securities affected thereby. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of Preferred Securities. The Property Trustee shall notify all holders of record of Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Junior Subordinated Debentures. Other than with respect to directing the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or the Indenture Trustee as set forth above, the Property Trustee shall be under no obligation to take any of the foregoing actions at the direction of the holders of the Preferred Securities unless the Property Trustee shall have obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action. If the Property Trustee fails to enforce its rights under the Declaration (including, without limitation, its rights, powers and privileges as a holder of the Junior Subordinated Debentures under the Indenture), any holder of Preferred Securities may institute a legal proceeding directly against SunAmerica to enforce the Property Trustee's rights under the Declaration, without first instituting a legal proceeding against the Property Trustee or any other Person.

  A waiver of an Indenture Event of Default by the Property Trustee at the direction of holders of the Preferred Securities will constitute a waiver of the corresponding Event of Default under the Declaration in respect of the Trust Securities.

  In the event the consent of the Property Trustee as the holder of the Junior Subordinated Debentures is required under the Indenture with respect to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where any such amendment, modification or termination under the Indenture would require the consent of holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures, the Property Trustee may only give such consent at the direction of the holders of Trust Securities representing such specified percentage of the aggregate liquidation amount of the Trust Securities; and, provided, further, that the Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action.

  Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

  No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Junior Subordinated Debentures in accordance with the Declaration.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities at such time that are owned by SunAmerica or by any entity directly or indirectly controlling or controlled by or under direct or indirect common control with SunAmerica shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

  The procedures by which persons owning Preferred Securities registered in the name of and held by The Depository Trust Company or its nominee may exercise their voting rights are described under "Book-Entry Only Issuance--The Depository Trust Company" below.

  Subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, holders of the Preferred Securities will have no rights to increase or decrease the number of Trustees or to appoint, remove or replace a Trustee, which rights are vested exclusively in the holders of the Common Securities.

MODIFICATION AND AMENDMENT OF THE DECLARATION

  The Declaration may be modified and amended on approval of a majority of the Regular Trustees, provided, that, (i) if any proposed modification or amendment provides for, or the Regular Trustees otherwise propose to effect, (A) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (B) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the outstanding Trust Securities as a class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities, provided that if any amendment or proposal referred to in clause
(i) above
would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Trust Securities.

  Notwithstanding the foregoing, (i) no amendment or modification may be made to the Declaration unless the Regular Trustees shall have obtained (A) either a ruling from the Internal Revenue Service or a written unqualified opinion of nationally recognized independent tax counsel experienced in such matters to the effect that such amendment will not cause the Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and to the effect that the Trust will continue to be treated as a grantor trust for purposes of United States federal income taxation and (B) a written unqualified opinion of nationally recognized independent counsel experienced in such matters to the effect that such amendment will not cause the Trust to be an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"); (ii) certain specified provisions of the Declaration may not be amended without the consent of all of the holders of the Trust Securities,
(iii) no amendment which adversely affects the rights, powers and privileges of the Property Trustee shall be made without the consent of the Property Trustee,
(iv) Article IV of the Declaration relating to the obligation of SunAmerica to purchase the Common Securities and to pay certain obligations and expenses of the Trust as described under "The SunAmerica Trust" in the accompanying Prospectus may not be amended without the consent of SunAmerica, (v) the rights of holders of Common Securities under Article V of the Declaration to increase or decrease the number of, and to appoint, replace or remove, Trustees (other than a Special Regular Trustee) shall not be amended without the consent of each holder of Common Securities and (vi) the rights of holders of Preferred Securities under the Declaration to appoint or remove a Special Regular Trustee shall not be amended without the consent of each holder of Preferred Securities.

  The Declaration further provides that it may be amended without the consent of the holders of the Trust Securities to (i) cure any ambiguity, (ii) correct or supplement any provision in the Declaration that may be defective or inconsistent with any other provision of the Declaration, (iii) to add to the covenants, restrictions or obligations of SunAmerica, and (iv) to conform to changes in, or a change in interpretation or application of certain 1940 Act requirements by the Commission, which amendment does not adversely affect the rights, preferences or privileges of the holders.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of DTC or its nominee. One or more fully-registered global Preferred Securities certificates (each a "Preferred Securities Global Certificate"), representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Upon issuance of a Preferred Securities Global Certificate, DTC will credit on its book-entry registration and transfer system the number of Preferred Securities represented by such Preferred Securities Global Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a Preferred Securities Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

  DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a Preferred Securities Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the Preferred Securities represented by such Preferred Securities Global Certificate for all purposes.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of interest of each Direct Participant in the Preferred Securities in accordance with its procedures.

  Although voting with respect to the Preferred Securities is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus proxy).

  Distribution payments on the Preferred Securities represented by a Preferred Securities Global Certificate will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Trust or SunAmerica, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

  DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, if a successor securities depository is not obtained, Preferred Security certificates will be required to be printed and delivered. Additionally, the Trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Preferred Securities will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and SunAmerica believe to be reliable. Neither the Trust nor SunAmerica has any responsibility for the performance by DTC or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

  In the event the Preferred Securities do not remain in book-entry only form, the following provisions will apply:

  Payment of distributions and payments on redemption of the Preferred Securities will be payable, the transfer of the Preferred Securities will be registrable, and Preferred Securities will be exchangeable for Preferred Securities of other denominations of a like aggregate liquidation amount, at the principal corporate trust office of the Property Trustee in The City of New York; provided that payment of distributions may be made at the option of the Regular Trustees on behalf of the Trust by check mailed to the address of the persons entitled thereto and that the payment on redemption of any Preferred Security will be made only upon surrender of such Preferred Security to the Property Trustee.

  The Bank of New York or one of its affiliates will act as registrar and transfer agent for the Preferred Securities. The Bank of New York will also act as paying agent and, with the consent of the Regular Trustees, may designate additional paying agents.

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or SunAmerica may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

  The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, prior to a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Property Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  SunAmerica and certain of its affiliates maintain a deposit account and banking relationship with the Property Trustee.

GOVERNING LAW

  The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Regular Trustees are authorized and directed to take such action as they deem reasonable in order that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and will be treated as a grantor trust for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration, that the Regular Trustees determine in their discretion to be reasonable and necessary or desirable for such purposes, as long as such action does not adversely affect the interests of holders of the Trust Securities.

  SunAmerica and the Regular Trustees on behalf of the Trust will be required to provide to the Property Trustee annually a certificate as to whether or not SunAmerica and the Trust, respectively, are in compliance with all the conditions and covenants under the Declaration.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

  Set forth below is a description of the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities and which will be deposited in the Trust as trust assets. The terms of the Junior Subordinated Debentures include those stated in the Indenture dated March 15, 1995 (as amended by a Supplemental Indenture dated as of October 28, 1996 (as so amended, the "Base Indenture")) between SunAmerica and The First National Bank of Chicago, as trustee (the "Indenture Trustee"), as supplemented by the Fourth Supplemental Indenture dated as of November 13, 1996 between SunAmerica and the Indenture Trustee (as so supplemented, the "Indenture"), forms of which have been filed as exhibits to the Registration Statement of which this Prospectus Supplement forms a part, and those made part of the Indenture by the Trust Indenture Act. This description supplements the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Debt Securities." The following description is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture.

  The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debentures may be issued thereunder from time to time in one or more series (collectively, together with the Junior Subordinated Debentures, the "Subordinated Debentures"). As of the date of this Prospectus Supplement, $245.5 million principal amount of indebtedness was outstanding under the Base Indenture. The Junior Subordinated Debentures constitute a separate series under the Indenture.

GENERAL

  The Junior Subordinated Debentures are unsecured, subordinated obligations of SunAmerica, limited in aggregate principal amount to $310.7 million ($355.7 million if the Underwriters' overallotment option is exercised in full), which amount is equal to the sum of (i) the stated liquidation amount of the Preferred Securities issued by the Trust and (ii) the proceeds received by the Trust upon issuance of the Common Securities to SunAmerica (which proceeds will be used to purchase an equal principal amount of Junior Subordinated Debentures).

  The entire principal amount of the Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, on September 30, 2045, provided that SunAmerica shall have the right to shorten the maturity of the Junior Subordinated Debentures, to a date not earlier than November 13, 2001, upon the occurrence of a Tax Event which relates to the deductibility of interest payable by SunAmerica on the Junior Subordinated Debentures. The Junior Subordinated Debentures are not subject to any sinking fund. SunAmerica will have the right at any time to cause the Trust to be dissolved with the result that, after satisfaction of creditors of the Trust, Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of the Preferred Securities and the Common Securities would be distributed on a Pro Rata Basis to the holders of the Preferred Securities and the Common Securities in liquidation of such holders' interests in the Trust, within 90 days following notice given to the holders of the Preferred Securities.

  If Junior Subordinated Debentures are distributed to holders of Preferred Securities in dissolution of the Trust, such Junior Subordinated Debentures will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Junior Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" below. In the event that Junior Subordinated Debentures are issued in certificated form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the Junior Subordinated Debentures.

  In the event that Junior Subordinated Debentures are issued in certificated form, payments of principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Indenture Trustee in The City of New York; provided that payment of interest may be made at the option of SunAmerica by check mailed to the address of the persons entitled thereto and that the payment of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Junior Subordinated Debenture to the Indenture Trustee.

  If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the dissolution of the Trust, SunAmerica will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Preferred Securities are then listed.

OPTIONAL REDEMPTION

  Except as provided below, the Junior Subordinated Debentures may not be redeemed prior to November 13, 2001. SunAmerica shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after November 13, 2001, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus any accrued and unpaid interest, to the redemption date, including interest accrued during an Extension Period. SunAmerica will also have the right to redeem the Junior Subordinated Debentures at any time upon the occurrence of a Tax Event if certain conditions are met as described under "Description of the Preferred Securities--Redemption or Distribution".

  If SunAmerica gives a notice of redemption in respect of Junior Subordinated Debentures (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, SunAmerica will deposit irrevocably with the Indenture Trustee funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay such redemption price to the holders of the Junior Subordinated Debentures. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, interest will cease to accrue on the Junior Subordinated Debentures called for redemption, such Junior Subordinated Debentures will no longer be deemed to be outstanding and all rights of holders of such Junior Subordinated Debentures so called for redemption will cease, except the right of the holders of such Junior Subordinated Debentures to receive the applicable redemption price, but without interest on such redemption price. If any date fixed for redemption of Junior Subordinated Debentures is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price in respect of Junior Subordinated Debentures is improperly withheld or refused and not paid by SunAmerica, interest on such Junior Subordinated Debentures will continue to accrue, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price. If fewer than all of the Junior Subordinated Debentures are to be redeemed, the Junior Subordinated Debentures to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Indenture Trustee.

  In the event of any redemption in part, SunAmerica shall not be required to
(i) issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures to be redeemed and (ii) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debentures being redeemed in part. (Section 2.05).

INTEREST

  The Junior Subordinated Debentures will bear interest at the rate of 8.30% per annum from the original date of issuance. Interest will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each, an "Interest Payment Date"), commencing on December 30, 1996, to the person in whose name such Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event (i) the Preferred Securities shall not continue to remain in book-entry only form or (ii) if following distribution of the Junior Subordinated Debentures to holders of Trust Securities upon dissolution of the Trust as described under "Description of the Preferred Securities", the Junior Subordinated Debentures shall not continue to remain in book-entry only form, SunAmerica shall have the right to select record dates which shall be more than one Business Day prior to each Interest Payment Date. Interest payable on any Junior Subordinated Debenture that is not punctually paid or duly provided for on any interest payment date will forthwith cease to be payable to the person in whose name such Junior Subordinated Debenture is registered on the relevant record date, and such defaulted interest will instead be payable to the person in whose name such Junior Subordinated Debenture is registered on the special record date or other specified date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by SunAmerica on any interest payment date falling within an Extension Period unless SunAmerica has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such interest payment date.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which interest is computed, the amount of interest payable will be computed on the basis of the actual number of days lapsed in such a 30-day month. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as SunAmerica shall not be in default in the payment of interest on the Junior Subordinated Debentures, SunAmerica shall have the right to extend the interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest periods. SunAmerica has no current intention of exercising its right to extend an interest payment period. No interest shall be due and payable during an Extension Period, except at the end thereof. During any Extension Period, SunAmerica shall not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto; provided that (i) SunAmerica will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of any of its Series E Preferred Stock or upon conversion of any other series of preferred stock of SunAmerica as may be outstanding from time to time, in each case in accordance with the terms of such stock and (ii) the foregoing will not apply to stock dividends paid by SunAmerica. Prior to the termination of any such Extension Period, SunAmerica may further extend the interest payment period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. On the interest payment date occurring at the end of each Extension Period, SunAmerica shall pay to the holders of Junior Subordinated Debentures of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded quarterly ("Compounded Interest"). Upon the termination of any Extension Period and the payment of all amounts then due, SunAmerica may commence a new Extension Period, subject to the above requirements. SunAmerica may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to nine Extension Periods of 20 consecutive quarterly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. The failure by SunAmerica to make interest payments during an Extension Period would not constitute a default or an event of default under the Indenture or SunAmerica's currently outstanding indebtedness.

  If the Property Trustee shall be the sole holder of the Junior Subordinated Debentures, SunAmerica shall give the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date the distributions on the Preferred Securities are payable or (ii) the date the Trust is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable. The Trust shall give notice of SunAmerica's selection of such Extension Period to the holders of the Preferred Securities.

  If Junior Subordinated Debentures have been distributed to holders of Trust Securities, SunAmerica shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date SunAmerica is required to give notice to the NYSE (if the Junior Subordinated Debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

COMPOUNDED INTEREST

  Payments of Compounded Interest on the Junior Subordinated Debentures held by the Trust will make funds available to pay any interest on distributions in arrears in respect of the Preferred Securities pursuant to the terms thereof.

BOOK-ENTRY AND SETTLEMENT

  If any Junior Subordinated Debentures are distributed to holders of Preferred Securities (see "Description of the Preferred Securities"), such Junior Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture. If Junior Subordinated Debentures are distributed to holders of Preferred Securities, DTC will act as securities depositary for the Junior Subordinated Debentures.

  For a description of DTC and DTC's book-entry system, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. SunAmerica may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depository for the Global Securities.

  None of SunAmerica, the Indenture Trustee, any paying agent and any other agent of SunAmerica or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  A Global Security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies SunAmerica that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) SunAmerica, in its sole discretion, determines that such Global Security shall be so exchangeable or
(iv) there shall have occurred an Indenture Event of Default with respect to such Junior Subordinated Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Debentures registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

           RELATIONSHIP BETWEEN THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE

  As set forth in the Declaration, the Trust exists for the sole purpose of (a) issuing the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and investing the proceeds from such issuance and sale in the Junior Subordinated Debentures and (b) engaging in such other activities as are necessary and incidental thereto.

  As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities primarily because (i) the aggregate principal amount of Junior Subordinated Debentures held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and the proceeds received by the Trust upon issuance of the Common Securities to SunAmerica; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Declaration provides that SunAmerica shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes; and (iv) the Declaration further provides that the Trustees shall not cause or permit the Trust, among other things, to engage in any activity that is not consistent with the limited purposes of the Trust. With respect to clause (iii) above, however, no assurance can be given that SunAmerica will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

  Payments of distributions and other payments due on the Preferred Securities are guaranteed by SunAmerica on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. If SunAmerica does not make interest or other payments on the Junior Subordinated Debentures, the Trust will not make distributions or other payments on the Preferred Securities. Under the Declaration, if and to the extent SunAmerica does make interest or other payments on the Junior Subordinated Debentures, the Property Trustee is obligated to make distributions or other payments on the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that SunAmerica has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.

  If an Appointment Event occurs, the Declaration provides that the holders of the Preferred Securities may appoint a Special Regular Trustee who will have the same rights, powers and privileges under the Declaration as the Regular Trustees. The Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated Debentures, including its rights as the holder of the Junior Subordinated Debentures to enforce SunAmerica's obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default, and will also have the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. In addition, the holders of at least a majority in liquidation amount of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the Indenture or fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding against SunAmerica to enforce such rights or the Preferred Securities Guarantee, as the case may be. See "Description of the Preferred Securities" and "Description of the Preferred Securities Guarantees" in the accompanying Prospectus.

  SunAmerica's obligations under the Declaration, the Preferred Securities Guarantee, the Indenture and the Junior Subordinated Debentures in the aggregate provide a full and unconditional guarantee on a subordinated basis by SunAmerica of payments due on the Preferred Securities.

                                    TAXATION

  In the opinion of Davis Polk & Wardwell, counsel to SunAmerica and the Trust, the following are the material United States federal income tax consequences of the ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who acquire the Preferred Securities upon original issuance at the initial public offering price set forth on the cover of this Prospectus Supplement ("Initial Holders"). It does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Preferred Securities as a hedge against or which are hedged against currency risks or as part of a straddle, or persons whose functional currency is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change (possibly on a retroactive basis).

  INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE TRUST

  In connection with the issuance of the Preferred Securities, Davis Polk & Wardwell, counsel to SunAmerica and the Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of Preferred Securities (a "Securityholder") will be considered the owner of a pro rata portion of the Junior Subordinated Debentures held by the Trust. Accordingly, each Securityholder will be required to include in gross income his pro rata share of income accrued on the Junior Subordinated Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  SunAmerica believes that the likelihood of it exercising its option to defer payments of interest is "remote" because exercising that option would prevent SunAmerica from declaring dividends on its common stock. Thus, in the opinion of tax counsel to SunAmerica, based on regulations issued by the U.S. Treasury Department on June 14, 1996, the Junior Subordinated Debentures will not be issued with Original Issue Discount ("OID") and each Securityholder will be required to include interest in taxable income under its own method of accounting (e.g., cash or accrual) instead of under the daily economic accrual rules for OID instruments.

  Under the new regulations, however, if SunAmerica exercises its right to defer payments of interest, the Junior Subordinated Debentures will become OID instruments, and all Securityholders (including those Securityholders that otherwise report income based on the cash method of accounting) will be required to accrue interest on a daily basis during the extended interest period even though SunAmerica will not pay the interest in cash until the end of the extended interest period. A Securityholder who disposes of the Preferred Securities during an extended interest period may suffer a loss because the market value of the Preferred Securities will likely fall if SunAmerica exercises its option to defer payments of interest on the Junior Subordinated Debentures. Furthermore, the market value of the Preferred Securities may not reflect the accumulated distributions that will be paid at the end of the extended interest period, and a Securityholder who sells the Preferred Securities during the extended interest period will not receive from SunAmeria any cash related to the interest income the Securityholder accrued and included in its taxable income under the OID rules (because that cash will be paid to the holder of record at the end of the extended interest period).

  If the Junior Subordinated Debentures become OID instruments (i.e., if SunAmerica ever exercises its right to defer payments of interest), the Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the extended interest period, all Securityholders will be required to continue accruing interest on the Junior Subordinated Debentures on a daily basis, regardless of their method of accounting. Under the OID rules, a Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income.

  The new regulations have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to tax counsel's interpretation.

  Corporate holders of the Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED
SECURITIES

  Under current law, a distribution by the Trust of the Junior Subordinated Debentures as described under the caption "Description of the Preferred Securities--Redemption or Distribution", will be non-taxable and will result in the Securityholder receiving directly his pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such Securityholder was considered to have had in his pro rata share of the underlying Junior Subordinated Debentures prior to such distribution.

SHORTENING OF MATURITY OF JUNIOR SUBORDINATED DEBENTURES

  Under current law, because the Junior Subordinated Debentures constitute indebtedness for Federal income tax purposes, SunAmerica's exercise of its right to shorten the maturity of the Junior Subordinated Debentures as described under the caption "Description of the Junior Subordinated Debentures--General" will be nontaxable to Securityholders. However, if the Junior Subordinated Debentures were treated as equity for purposes of Federal income taxation before the maturity is shortened (e.g., under a change in law) because of the original term of the Junior Subordinated Debentures, then SunAmerica's exercise of its right to shorten the maturity of the Junior Subordinated Debentures could be a taxable event to Securityholders.

MARKET DISCOUNT AND BOND PREMIUM

  Securityholders other than Initial Holders may be considered to have acquired their pro rata interest in the Junior Subordinated Debentures with market discount, acquisition premium or amortizable bond premium. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

DISPOSITION OF THE PREFERRED SECURITIES

  Upon a sale, exchange or other disposition of the Preferred Securities (including a distribution of cash in redemption of a Securityholder's Preferred Securities upon redemption or repayment of the underlying Junior Subordinated Debentures, but excluding the distribution of Junior Subordinated Debentures), a Securityholder will be considered to have disposed of all or part of his pro rata share of the Junior Subordinated Debentures, and will recognize gain or loss equal to the difference between the amount realized (which, for this purpose, will exclude amounts attributable to accrued interest not previously included in income as interest or OID) and the Securityholder's adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Gain or loss will be capital gain or loss (except to the extent of any accrued market discount or accrued interest with respect to such Securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income). See "Market Discount and Bond Premium" above. Such gain or loss will be long-term capital gain or loss if the Preferred Securities have been held for more than one year.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.

  Under present United States Federal income tax law:

    (i) payments by the Trust or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax, provided that (a) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of SunAmerica entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to SunAmerica through stock ownership, and (c) either (A) the beneficial owner of the Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Preferred Security certifies to the Trust or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and

    (ii) A United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

INFORMATION REPORTING TO HOLDERS

  The Trust will report the interest and original issue discount (if any) that accrued during the year with respect to the Junior Subordinated Debentures, and any gross proceeds received by the Trust from the retirement or redemption of the Junior Subordinated Debentures, annually to the holders of record of the Preferred Securities and the Internal Revenue Service. The Trust currently intends to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold Preferred Securities as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

BACKUP WITHHOLDING

  Payments made on, and proceeds from the sale of Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the Internal Revenue Service.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), SunAmerica and the Trust have agreed that the Trust will sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dean Witter Reynolds Inc., PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                      NUMBER OF
                                                                      PREFERRED
        UNDERWRITER                                                   SECURITIES
        -----------                                                   ----------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated............................................. 1,644,000
   Dean Witter Reynolds Inc. ........................................ 1,644,000
   PaineWebber Incorporated.......................................... 1,644,000
   Prudential Securities Incorporated................................ 1,644,000
   Smith Barney Inc. ................................................ 1,644,000
   Bear, Stearns & Co. Inc. .........................................   120,000
   Alex. Brown & Sons Incorporated...................................   120,000
   Cowen & Company...................................................   120,000
   Dain Bosworth Incorporated........................................   120,000
   Dillon, Read & Co. Inc. ..........................................   120,000
   Donaldson, Lufkin & Jenrette Securities Corporation...............   120,000
   A.G. Edwards & Sons, Inc. ........................................   120,000
   EVEREN Securities, Inc. ..........................................   120,000
   Morgan Stanley & Co. Incorporated.................................   120,000
   The Ohio Company..................................................   120,000
   Oppenheimer & Co., Inc. ..........................................   120,000
   Piper Jaffray Inc. ...............................................   120,000
   Raymond James & Associates, Inc. .................................   120,000
   The Robinson-Humphrey Company, Inc. ..............................   120,000
   Tucker Anthony Incorporated.......................................   120,000
   Wheat, First Securities, Inc......................................   120,000
   Advest, Inc. .....................................................    60,000
   Robert W. Baird & Co. Incorporated................................    60,000
   J.C. Bradford & Co. ..............................................    60,000
   JW Charles Securities, Inc. ......................................    60,000
   Craigie Incorporated..............................................    60,000
   Crowell, Weedon & Co. ............................................    60,000
   Davenport & Co. of Virginia, Inc. ................................    60,000
   Fahnestock & Co. Inc. ............................................    60,000
   First Albany Corporation..........................................    60,000
   Gibraltar Securities Co. .........................................    60,000
   Gruntal & Co., Incorporated.......................................    60,000
   J.J.B. Hilliard, W. L. Lyons, Inc. ...............................    60,000
   Interstate/Johnson Lane Corporation...............................    60,000
   Janney Montgomery Scott Inc. .....................................    60,000

                                                                      NUMBER OF
                                                                      PREFERRED
        UNDERWRITER                                                   SECURITIES
        -----------                                                   ----------
   Josephthal Lyon & Ross Incorporated..............................      60,000
   Kennedy, Cabot & Co. ............................................      60,000
   Legg Mason Wood Walker, Incorporated.............................      60,000
   McDonald & Company Securities, Inc. .............................      60,000
   McGinn, Smith & Co., Inc. .......................................      60,000
   Mesirow Financial, Inc. .........................................      60,000
   Morgan Keegan & Company, Inc. ...................................      60,000
   David A. Noyes & Company.........................................      60,000
   Rauscher Pierce Refsnes, Inc. ...................................      60,000
   Roney & Co., LLC.................................................      60,000
   Scott & Stringfellow, Inc. ......................................      60,000
   Stifel, Nicolaus & Company, Incorporated.........................      60,000
   Stone & Youngberg................................................      60,000
   Sutro & Co. Incorporated.........................................      60,000
   US Clearing Corp. ...............................................      60,000
   Wedbush Morgan Securities........................................      60,000
   Yamaichi International (America), Inc. ..........................      60,000
                                                                      ----------
        Total.......................................................  12,000,000
                                                                      ==========

  The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of $.50 per Preferred Security, provided that such concession for sales of 10,000 or more Preferred Securities to any single purchaser will be $.30 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.40 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures of SunAmerica, the Underwriting Agreement provides that SunAmerica will agree to pay as compensation ("Underwriters' Compensation") for the Underwriters' arranging the investment therein of such proceeds, an amount in same day funds of $.7875 per Preferred Security or $9,450,000 in the aggregate ($10,867,500 in the aggregate if the Underwriters' overallotment option is exercised in full) for the accounts of the several Underwriters, provided that such compensation for sales of 10,000 or more Preferred Securities to any single purchaser will be $.50 per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

  Pursuant to the Underwriting Agreement, the Trust and SunAmerica have granted to the Underwriters an option for 30 days to purchase up to an additional 1,800,000 Preferred Securities at the offering price per Preferred Security set forth on the cover page hereof, solely to cover overallotments. SunAmerica will pay Underwriters' Compensation in the amounts per Preferred Security set forth above with respect to such additional Preferred Securities. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Preferred Securities as the number set forth next to such Underwriter's name in the preceding table bears to the total number of Preferred Securities offered by the Underwriters hereby.

  During a period of 30 days from the date of this Prospectus Supplement, neither the Trust nor SunAmerica will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or any equity securities substantially similar to the Preferred Securities (except for any series of Junior Subordinated Debentures and the Preferred Securities offered hereby).

  The Preferred Securities have been approved for listing on the NYSE, subject to official notice of issuance. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the date of this Prospectus Supplement. The Representatives have advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

  Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters have undertaken to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

  SunAmerica has agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, SunAmerica and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

   Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon for the Trust by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the Trust. The validity of the Preferred Securities Guarantee and the Junior Subordinated Debentures will be passed upon for the Trust and SunAmerica by Davis Polk & Wardwell, New York, New York, special counsel to SunAmerica and the Trust. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP will rely as to matters of Maryland law on Piper & Marbury L.L.P., Baltimore, Maryland. Certain legal matters in connection with the Preferred Securities, the Preferred Securities Guarantee and the Junior Subordinated Debentures will be passed upon for the Trust and SunAmerica by Susan L. Harris, Vice President and General Counsel--Corporate Affairs of SunAmerica. Ms. Harris holds options, granted under SunAmerica's Employee Stock Plan, to purchase in the aggregate less than 1% of SunAmerica's common stock. David W. Ferguson, a partner of Davis Polk & Wardwell, is a director of First SunAmerica Life Insurance Company, a subsidiary of SunAmerica. Skadden, Arps, Slate, Meagher & Flom LLP from time to time provides services to SunAmerica and its subsidiaries.

PROSPECTUS

                                $1,750,000,000

                                                              [LOGO] SUNAMERICA
                                SUNAMERICA INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                 COMMON STOCK
                                   WARRANTS
                           STOCK PURCHASE CONTRACTS
                             STOCK PURCHASE UNITS

                                ---------------

                         SUNAMERICA CAPITAL TRUST III
                          SUNAMERICA CAPITAL TRUST IV
                          SUNAMERICA CAPITAL TRUST V
                          SUNAMERICA CAPITAL TRUST VI

                             PREFERRED SECURITIES
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                                SUNAMERICA INC.

                                ---------------

  SunAmerica Inc. (the "Company") may offer and sell from time to time (i) its unsecured senior debt securities ("Senior Debt Securities"), unsecured subordinated debt securities ("Subordinated Debt Securities") or unsecured junior subordinated debt securities ("Junior Subordinated Debt Securities"), consisting of debentures, notes or other evidences of indebtedness, (ii) shares of its preferred stock, without par value (the "Preferred Stock"), which may be represented by depositary shares as described herein, (iii) shares of its common stock, par value $1.00 per share (the "Common Stock"),
(iv) warrants to purchase any of the foregoing Debt Securities, Preferred Stock and Common Stock (the "Warrants"), (v) stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock or (vi) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and any of (x) Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities, (y) debt obligations of third parties, including U.S. Treasury Securities, or (z) Preferred Securities (as defined below) of a SunAmerica Trust (as defined below), securing the holder's obligation to purchase Common Stock under the Stock Purchase Contract. Such securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). Such securities may be sold for U.S. dollars, foreign denominated currency or currency units; amounts payable with respect to any such securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units--in each case as the Company specifically designates.

  SunAmerica Capital Trust III, SunAmerica Capital Trust IV, SunAmerica Capital Trust V and SunAmerica Capital Trust VI (each, a "SunAmerica Trust"), each a statutory business trust formed under the laws of the State of Delaware, may offer and sell, from time to time, preferred securities representing undivided beneficial interests in the assets of the respective SunAmerica Trust ("Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of each of the SunAmerica Trusts out of monies held by the Property Trustee (as defined herein) of each of the SunAmerica Trusts and payments on liquidation of each SunAmerica Trust and on redemption of Preferred Securities of such SunAmerica Trust, will be guaranteed by the Company as and to the extent described herein (each, a "Preferred Securities Guarantee"). See "Description of the Preferred Securities Guarantees." The Company's obligation under each Preferred Securities Guarantee is an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Senior Debt Securities, the Subordinated Debt Securities and the Senior Junior Subordinated Debt Securities, except those made pari passu or subordinate by their terms, and
(ii) senior to all capital stock now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock. Junior Subordinated Debt Securities may be issued and sold from time to time in one or more series by the Company to a SunAmerica Trust, or a trustee of such SunAmerica Trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such SunAmerica Trust. The Junior Subordinated Debt Securities purchased by a SunAmerica Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such SunAmerica Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

                                                        (Continued on next page)

                                ---------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION, NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

               The date of this Prospectus is October 31, 1996.

(Continued from previous page)

  Specific terms of the particular Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debt Securities, Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities and the related Preferred Securities Guarantee, in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, certain terms thereof, including, where applicable, (i) in the case of Senior Debt Securities, Subordinated Debt Securities and Junior Subordinated Debt Securities, the ranking as senior, subordinated or junior subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, the right of the Company, if any, to defer payments of interest on the Junior Subordinated Debt Securities and the maximum length of such deferred period, time of payment of interest, if any, listing, if any, on a securities exchange, authorized denomination, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or units in which principal, premium, if any, or interest, if any, is payable, public offering price and any other specific terms of the Debt Securities; (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock), listing, if any, on a securities exchange and whether the Company has elected to offer the Preferred Stock in the form of depositary shares; (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information; (iv) in the case of Warrants, the specific designation, the number, purchase price and terms thereof, any listing of the Warrants or the underlying securities on a securities exchange or any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be exercised; (v) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties or Preferred Securities of a SunAmerica Trust securing the holders' obligation to purchase the Common Stock under the Stock Purchase Contracts, the ability of a holder of such Stock Purchase Units to settle early the underlying Stock Purchase Contract by delivering cash in exchange for the underlying collateral and, if applicable, whether the Company will issue to such holder a Prepaid Stock Purchase Contract as a result of such early settlement and the specific terms of the Prepaid Stock Purchase Contract and the terms of the offering and sale of such Stock Purchase Units; and (vii) in the case of Preferred Securities of a SunAmerica Trust, the specific designation, number of securities, liquidation amount per security, initial public offering price, and any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights, if any, terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Junior Subordinated Debt Securities of the Company.

  The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate offering price to the public of the Offered Securities will be limited to $1,750,000,000. Any Prospectus Supplement relating to any Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to the Offered Securities.

                               ----------------

  The Company and/or each SunAmerica Trust may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution" below. If any agents of the Company and/or any SunAmerica Trust or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the related Prospectus Supplement. The managing underwriter or underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the public reference facilities of the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. Reports, proxy statements, and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104. The Company's Common Stock is listed on both exchanges. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company and the SunAmerica Trusts have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto. In addition, certain documents filed by the Company with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. For further information with respect to the Company, the SunAmerica Trusts and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the documents incorporated herein by reference.

  No separate financial statements of any of the SunAmerica Trusts have been included or incorporated by reference herein. The Company and the SunAmerica Trusts do not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of each SunAmerica Trust will be owned, directly or indirectly, by the Company, a reporting company under the 1934 Act, (ii) each of the SunAmerica Trusts is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing Trust Securities (as defined herein) representing undivided beneficial interests in the assets of such SunAmerica Trust and investing the proceeds thereof in Junior Subordinated Debt Securities issued by the Company and (iii) SunAmerica's obligations described herein and in any accompanying Prospectus Supplement under the Declaration (as defined herein) of a SunAmerica Trust, the Preferred Securities Guarantee with respect to the Preferred Securities issued by such SunAmerica Trust, the Junior Subordinated Debt Securities purchased by such SunAmerica Trust and the related Junior Subordinated Debt Indenture (as defined herein), taken together, constitute a full and unconditional guarantee of payments due on the Preferred Securities of such SunAmerica Trust. See "The SunAmerica Trusts", "Description of the Preferred Securities," "Description of the Preferred Securities Guarantees" and "Description of the Junior Subordinated Debt Securities." The SunAmerica Trusts are statutory business trusts formed under the laws of the State of Delaware. The Company, as of the date of this Prospectus, owns all of the beneficial interests in each SunAmerica Trust. Each holder of Preferred Securities of a SunAmerica Trust will be furnished annually with unaudited financial statements of such SunAmerica Trust as soon as available after the end of the SunAmerica Trust's fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There are hereby incorporated by reference in the Prospectus the following documents previously filed by the Company with the Commission pursuant to the 1934 Act:

    1. Annual Report on Form 10-K for the fiscal year ended September 30,
  1995.

    2. Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996.

    3. Current Reports on Form 8-K filed on October 6, 1995, October 19, 1995, October 31, 1995, November 9, 1995, December 12, 1995 (as amended by Amendment No. 1 on Form 8-K/A filed December 14, 1995 and Amendment No. 2 on Form 8-K/A filed May 7, 1996), January 29, 1996, March 15, 1996 (as amended by Amendment No. 1 on Form 8-K/A filed May 7, 1996), April 24, 1996, April 29, 1996 and July 25, 1996.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in the Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents shall be directed to SunAmerica Inc., 1 SunAmerica Center, Los Angeles, California 90067-6022,
Attention: Vice President, Investor Relations (telephone (310) 772-6000).

  FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS SUCH COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

  NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SUNAMERICA TRUST OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR ANY SUNAMERICA TRUST SINCE THE DATE HEREOF.

                               ----------------

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars" or "U.S.$").

                                  THE COMPANY

  The Company is a diversified financial services company specializing in retirement savings products and services. At June 30, 1996, the Company held $36.17 billion of assets throughout its businesses, including $23.40 billion of assets on its balance sheet, $2.12 billion of assets managed in mutual funds and private accounts and $10.65 billion of assets under custody in retirement trust accounts. Together, the Company's life insurance companies rank among the largest U.S. issuers of annuities. Complementing these annuity operations are the Company's asset management operations; its three broker-dealers, which the Company believes, based on industry data, represent the largest network of independent registered representatives in the nation; and its trust company, which provides administrative and custodial services to qualified retirement plans. Through these subsidiaries, the Company specializes in the sale of tax-deferred long-term savings products and investments to the expanding preretirement savings market. The Company markets fixed annuities and fee-generating variable annuities, mutual funds and trust services, as well as guaranteed investment contracts. The Company's products are distributed through a broad spectrum of financial services distribution channels, including independent registered representatives of the Company's broker-dealer subsidiaries and unaffiliated broker-dealers, independent general insurance agents and financial institutions.

  The principal executive offices of the Company are located at 1 SunAmerica Center, Los Angeles, California 90067-6022, telephone number (310) 772-6000.

                             THE SUNAMERICA TRUSTS

  Each of SunAmerica Capital Trust III, SunAmerica Capital Trust IV, SunAmerica Capital Trust V and SunAmerica Capital Trust VI is a statutory business trust formed, in the case of SunAmerica Capital Trust III and IV, on September 6, 1995 and, in the case of SunAmerica Capital Trust V and VI, on October 23, 1996 under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a separate declaration of trust among the Trustees (as defined below) of such SunAmerica Trust and the Company and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part, as of the date the Preferred Securities of such SunAmerica Trust are initially issued. Each Declaration is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of any Preferred Securities by a SunAmerica Trust, the holders thereof will own all of the issued and outstanding Preferred Securities of such SunAmerica Trust. The Company will acquire securities representing common undivided beneficial interests in the assets of each SunAmerica Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") in an amount equal to at least 3% of the total capital of such SunAmerica Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities of each SunAmerica Trust. The Preferred Securities and the Common Securities of a SunAmerica Trust will rank pari passu with each other and will have equivalent terms; provided that (i) if a Declaration Event of Default (as defined below) under the Declaration of a SunAmerica Trust occurs and is continuing, the holders of Preferred Securities of such SunAmerica Trust will have a priority over holders of the Common Securities of such SunAmerica Trust with respect to payments in respect of distributions and payments upon liquidation, redemption and maturity and (ii) holders of Common Securities of such SunAmerica Trust have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace the Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Preferred Securities to appoint one additional Regular Trustee (as defined below) of such SunAmerica Trust (a "Special Regular Trustee") in certain limited circumstances set forth in the Prospectus Supplement. Each SunAmerica Trust exists for the purpose of (a) issuing its Preferred Securities, (b) issuing its Common Securities to the Company, (c) investing the gross proceeds from the sale of the Trust Securities in Junior Subordinated Debt Securities of the Company and (d) engaging in such other activities as are necessary, convenient or incidental thereto. The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are set forth in the applicable Declaration, the Business Trust Act and the Trust Indenture Act.

  The number of trustees (the "Trustees") of each SunAmerica Trust shall initially be five. Three of such Trustees (the "Regular Trustees") are individuals who are employees or officers of the Company. The fourth such trustee is The Bank of New York, which is unaffiliated with the Company and which will serve as the property trustee (the "Property Trustee") and act as the indenture trustee for purposes of the Trust Indenture Act. The fifth such trustee is an affiliate of The Bank of New York that has its principal place of business in the State of Delaware (the "Delaware Trustee"). Pursuant to each Declaration, legal title to the Junior Subordinated Debt Securities purchased by a SunAmerica Trust will be held by the Property Trustee for the benefit of the holders of the Trust Securities of such SunAmerica Trust and the Property Trustee will have the power to exercise all rights, powers and privileges under the Junior Subordinated Debt Indenture (as defined herein) with respect to the Junior Subordinated Debt Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments in respect of the Junior Subordinated Debt Securities purchased by a SunAmerica Trust for the benefit of the holders of the Trust Securities of such SunAmerica Trust. The Property Trustee will promptly make distributions to the holders of the Trust Securities out of funds from the Property Account. The Preferred Securities Guarantees are separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as indenture trustee with respect thereto, for the benefit of the holders of the applicable Preferred Securities. As used in this Prospectus and any accompanying Prospectus Supplement, the term "Property Trustee" with respect to a SunAmerica Trust refers to The Bank of New York acting either in its capacity as a Trustee under the Declaration and the holder of legal title to the Junior Subordinated Debt Securities purchased by that Trust or in its capacity as indenture trustee under, and the holder of, the applicable Preferred Securities Guarantee, as the context may require. Subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee as described above, the Company as the direct or indirect owner of all of the Common Securities of each SunAmerica Trust, will have the exclusive right (subject to the terms of the related Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, provided that the number of Trustees shall be at least three, a majority of which shall be Regular Trustees. A Special Regular Trustee need not be an employee or officer of, or otherwise affiliated with, the Company. The term of a SunAmerica Trust will be set forth in the Prospectus Supplement, but may terminate earlier as provided in such Declaration.

  The duties and obligations of the Trustees of a SunAmerica Trust shall be governed by the Declaration of such SunAmerica Trust. Under its Declaration, each SunAmerica Trust shall not, and the Trustees shall cause such SunAmerica Trust not to, engage in any activity other than in connection with the purposes of such SunAmerica Trust or other than as required or authorized by the related Declaration. In particular, each SunAmerica Trust shall not and the Trustees shall not (a) invest any proceeds received by such SunAmerica Trust from holding the Junior Subordinated Debt Securities purchased by such SunAmerica Trust but shall promptly distribute from the Property Account all such proceeds to holders of Trust Securities pursuant to the terms of the related Declaration and of the Trust Securities; (b) acquire any assets other than as expressly provided in the related Declaration; (c) possess Trust property for other than a Trust purpose; (d) make any loans, other than loans represented by the Junior Subordinated Debt Securities; (e) possess any power or otherwise act in such a way as to vary the assets of such SunAmerica Trust or the terms of its Trust Securities in any way whatsoever; (f) issue any securities or other evidences of beneficial ownership of, or beneficial interests in, such SunAmerica Trust other than its Trust Securities; (g) incur any indebtedness for borrowed money or (h)(i) direct the time, method and place of exercising any trust or power conferred upon the Junior Subordinated Debt Indenture Trustee (as defined under "Description of the Junior Subordinated Debt Securities") with respect to the Junior Subordinated Debt Securities deposited in that SunAmerica Trust as trust assets or upon the Property Trustee of that SunAmerica Trust with respect to its Preferred Securities, (ii) waive any past default that is waivable under the Junior Subordinated Debt Indenture or the Declaration, (iii) exercise any right to rescind or annul any declaration that the principal of all of the Junior Subordinated Debt Securities deposited in that SunAmerica Trust as trust assets shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Subordinated Debt Indenture or such Junior Subordinated Debt Securities or the Declaration, in each case where such consent shall be required, unless in the case of this clause (h) the Property Trustee shall have received an unqualified opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that such action will not cause such SunAmerica Trust to be classified for

United States federal income tax purposes as an association taxable as a corporation or a partnership and that such SunAmerica Trust will continue to be classified as a grantor trust for United States federal income tax purposes.

  The books and records of each SunAmerica Trust will be maintained at the principal office of such SunAmerica Trust and will be open for inspection by a holder of Preferred Securities of such SunAmerica Trust or its representative for any purpose reasonably related to its interest in such SunAmerica Trust during normal business hours. Each holder of Preferred Securities will be furnished annually with unaudited financial statements of the applicable SunAmerica Trust as soon as available after the end of such SunAmerica Trust's fiscal year.

  Except as provided below or under the Business Trust Act and the Trust Indenture Act, holders of Preferred Securities will have no voting rights. In certain circumstances described in a Prospectus Supplement, holders of Preferred Securities of a SunAmerica Trust shall have the right to vote, as a single class, for the appointment of a Special Regular Trustee who need not be an employee or officer of or otherwise affiliated with the Company. The Special Regular Trustee shall have the same rights, powers and privileges under the Declaration as the Regular Trustees.

  The Property Trustee, for the benefit of the holders of the Trust Securities of a SunAmerica Trust, is authorized under each Declaration to exercise all rights under the Junior Subordinated Debt Indenture with respect to the Junior Subordinated Debt Securities deposited in such SunAmerica Trust as trust assets, including its rights as the holder of such Junior Subordinated Debt Securities to enforce the Company's obligations under such Junior Subordinated Debt Securities upon the occurrence of a Junior Subordinated Debt Indenture Event of Default (as defined under "Description of the Junior Subordinated Debt Securities"). The Property Trustee shall also be authorized to enforce the rights of holders of Preferred Securities of a SunAmerica Trust under the Preferred Securities Guarantee. If any SunAmerica Trust's failure to make distributions on the Preferred Securities of a SunAmerica Trust is a consequence of the Company's exercise of any right under the terms of the Junior Subordinated Debt Securities deposited in such SunAmerica Trust as trust assets to extend the interest payment period for such Junior Subordinated Debt Securities, the Property Trustee will have no right to enforce the payment of distributions on such Preferred Securities until a Declaration Event of Default shall have occurred. Holders of at least a majority in liquidation amount of the Preferred Securities held by a SunAmerica Trust will have the right to direct the Property Trustee for that SunAmerica Trust with respect to certain matters under the Declaration for that SunAmerica Trust and the related Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the Indenture or fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding against the Company to enforce such rights or the Preferred Securities Guarantee, as the case may be.

  Pursuant to each Declaration, distributions on the Preferred Securities of a SunAmerica Trust must be paid on the dates payable to the extent that the Property Trustee for that SunAmerica Trust has cash on hand in the applicable Property Account to permit such payment. The funds available for distribution to the holders of the Preferred Securities of a SunAmerica Trust will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debt Securities that are deposited in the SunAmerica Trust as trust assets. If the Company does not make interest payments on the Junior Subordinated Debt Securities deposited in a SunAmerica Trust as trust assets, the Property Trustee will not make distributions on the Preferred Securities of such SunAmerica Trust. Under the Declaration, if and to the extent the Company does make interest payments on the Junior Subordinated Debt Securities deposited in a SunAmerica Trust as trust assets, the Property Trustee is obligated to make distributions on the Trust Securities of such SunAmerica Trust on a Pro Rata Basis (as defined below). The payment of distributions on the Preferred Securities of a SunAmerica Trust is guaranteed by SunAmerica on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantee." A Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the applicable Preferred Securities but the Preferred Securities Guarantee covers distributions and other payments on the applicable Preferred Securities only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debt Securities deposited in the SunAmerica Trust as trust assets. As used in this Prospectus, the term "Pro Rata Basis" shall mean pro rata to each holder of

Trust Securities of a SunAmerica Trust according to the aggregate liquidation amount of the Trust Securities of such SunAmerica Trust held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities of such SunAmerica Trust outstanding unless, in relation to a payment, a Declaration Event of Default under the Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Preferred Securities of such SunAmerica Trust pro rata according to the aggregate liquidation amount of the Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Preferred Securities of such SunAmerica Trust outstanding, and only after satisfaction of all amounts owed to the holders of such Preferred Securities, to each holder of Common Securities of such SunAmerica Trust pro rata according to the aggregate liquidation amount of such Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all Common Securities of such SunAmerica Trust outstanding.

  If a Junior Subordinated Debt Indenture Event of Default occurs and is continuing with respect to Junior Subordinated Debt Securities deposited in a SunAmerica Trust as trust assets, an Event of Default under the Declaration (a "Declaration Event of Default") of such SunAmerica Trust will occur and be continuing with respect to any outstanding Trust Securities of such SunAmerica Trust. In such event, each Declaration provides that the holders of Common Securities of such SunAmerica Trust will be deemed to have waived any such Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities of such SunAmerica Trust have been cured or waived. Until all such Declaration Events of Default with respect to the Preferred Securities of such SunAmerica Trust have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities of such SunAmerica Trust and only the holders of such Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under such Declaration and consequently under the Indenture. In the event that any Declaration Event of Default with respect to the Preferred Securities of such SunAmerica Trust is waived by the holders of the Preferred Securities of such SunAmerica Trust as provided in the Declaration, the holders of Common Securities pursuant to such Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Common Securities.

  Each Declaration provides that the Trustees of such SunAmerica Trust may treat the person in whose name a certificate representing its Preferred Securities is registered on the books and records of such SunAmerica Trust as the sole holder thereof and of the Preferred Securities represented thereby for purposes of receiving distributions and for all other purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such certificate or in the Preferred Securities represented thereby on the part of any person, whether or not such SunAmerica Trust shall have actual or other notice thereof. Preferred Securities will be issued in fully registered form. Unless otherwise specified in a Prospectus Supplement, Preferred Securities will be represented by a global certificate registered on the books and records of such SunAmerica Trust in the name of a depositary (the "Preferred Securities Depositary") named in an accompanying Prospectus Supplement or its nominee. Under each Declaration:

    (i) such SunAmerica Trust and the Trustees thereof shall be entitled to deal with the Preferred Securities Depositary (or any successor depositary) for all purposes, including the payment of distributions and receiving approvals, votes or consents under the related Declaration, and except as set forth in the related Declaration with respect to the Property Trustee, shall have no obligation to persons owning a beneficial interest in Preferred Securities ("Preferred Security Beneficial Owners") registered in the name of and held by the Preferred Securities Depositary or its nominee; and

    (ii) the rights of Preferred Security Beneficial Owners shall be exercised only through the Preferred Securities Depositary (or any successor depositary) and shall be limited to those established by law and agreements between such Preferred Security Beneficial Owners and the Preferred Securities Depositary and/or its participants. With respect to Preferred Securities registered in the name of and held by the Preferred Securities Depositary or its nominee, all notices and other communications required under each Declaration shall be given to, and all distributions on such Preferred Securities shall be given or made to, the Preferred Securities Depositary (or its successor).

The specific terms of the depositary arrangement with respect to the Preferred Securities will be disclosed in the applicable Prospectus Supplement.

  In each Declaration, the Company has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the applicable SunAmerica Trust, including the fees and expenses of its Trustees and any taxes and all costs and expenses with respect thereto, to which such SunAmerica Trust may become subject, except for United States withholding taxes. The foregoing obligations of the Company under each Declaration are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against any SunAmerica Trust or any other person before proceeding against the Company. The Company has agreed in each Declaration to execute such additional agreements as may be necessary or desirable in order to give full effect to the foregoing.

  The foregoing description summarizes the material terms of the Declaration and is qualified in its entirety by reference to the form of Declaration which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The business address of each SunAmerica Trust is c/o SunAmerica Inc., 1 SunAmerica Center, Los Angeles, California 90067-6022, telephone number (310) 772-6000.

                                USE OF PROCEEDS

  Each SunAmerica Trust will use all proceeds received from the sale of its Trust Securities to purchase Junior Subordinated Debt Securities of the Company. Unless otherwise set forth in a Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities to which such Prospectus Supplement relates, the net proceeds from the sale of the Offered Securities are expected to be used by the Company for general corporate purposes, including repayment or redemption of outstanding debt or preferred stock, the possible acquisition of financial services businesses or assets thereof, investments in portfolio assets and working capital needs. The Company routinely reviews opportunities to acquire financial services businesses or assets thereof.

             CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company for the periods indicated:

                                                                   NINE MONTHS
                                                                      ENDED
                                       YEARS ENDED SEPTEMBER 30,    JUNE 30,
                                     ----------------------------- -----------
                                     1991  1992  1993  1994  1995  1995  1996
                                     ----- ----- ----- ----- ----- ----- -----
Ratio of earnings to fixed charges
 (excluding interest incurred on
 reserves and trust deposits)(1)...   2.7x  4.0x  6.1x  5.8x  5.8x  5.8x  5.2x
Ratio of earnings to fixed charges
 (including interest incurred on
 reserves and trust deposits)(2)...   1.1x  1.2x  1.4x  1.5x  1.5x  1.5x  1.5x
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends (excluding interest
 incurred on reserves and trust
 deposits)(3)......................   2.3x  2.7x  2.8x  2.8x  3.4x  3.3x  3.6x
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends (including interest
 incurred on reserves and trust
 deposits)(4)......................   1.1x  1.2x  1.3x  1.4x  1.4x  1.4x  1.5x

--------
(1) In computing the ratio of earnings to fixed charges (excluding interest incurred on reserves and trust deposits), fixed charges consist of interest expense on senior and subordinated indebtedness and dividends on the preferred securities of subsidiary grantor trusts. Earnings are computed by adding interest incurred on senior and subordinated indebtedness and dividends paid on the preferred securities of subsidiary grantor trusts to pretax income.

(2) In computing the ratio of earnings to fixed charges (including interest incurred on reserves and trust deposits), fixed charges consist of interest expense on senior and subordinated indebtedness, fixed annuity contracts, guaranteed investment contracts and trust deposits, and dividends on the preferred securities of subsidiary grantor trusts. Earnings are computed by adding interest incurred on senior and subordinated indebtedness, fixed annuity contracts, guaranteed investment contracts and trust deposits, and dividends paid on the preferred securities of subsidiary grantor trusts to pretax income.

(3) In computing the ratio of earnings to combined fixed charges and preferred stock dividends (excluding interest incurred on reserves and trust deposits), combined fixed charges and preferred stock dividends consist of interest expense on senior and subordinated indebtedness, dividends on the preferred securities of subsidiary grantor trusts and dividends on preferred stock of the Company on a tax equivalent basis. Earnings are computed by adding interest incurred on senior and subordinated indebtedness and dividends paid on the preferred securities of subsidiary grantor trusts to pretax income.

(4) In computing the ratio of earnings to combined fixed charges and preferred stock dividends (including interest incurred on reserves and trust deposits), combined fixed charges and preferred stock dividends consist of interest expense on senior and subordinated indebtedness, fixed annuity contracts, guaranteed investment contracts and trust deposits, dividends on the preferred securities of subsidiary grantor trusts, and dividends on preferred stock of the Company on a tax equivalent basis. Earnings are computed by adding interest incurred on senior and subordinated indebtedness, fixed annuity contracts, guaranteed investment contracts and trust deposits and dividends paid on the preferred securities of subsidiary grantor trusts to pretax income.

                   DESCRIPTION OF THE SENIOR DEBT SECURITIES
                       AND SUBORDINATED DEBT SECURITIES

  The Company's unsecured Senior Debt Securities and Subordinated Debt Securities (collectively, for purposes of this Section only, the "Debt Securities"), consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series, in the case of Senior Debt Securities, under a Senior Indenture dated as of April 15, 1993, as amended by Supplemental Indentures dated as of June 28, 1993 and October 28, 1996 (as so amended, the "Senior Debt Indenture") between the Company and The First National Bank of Chicago, as Trustee, and in the case of Subordinated Debt Securities, under a Subordinated Indenture dated as of October 28, 1996 (the "Subordinated Debt Indenture") between the Company and The First National Bank of Chicago, as Trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The First National Bank of Chicago, in its capacity as trustee under either or both of the Indentures, is referred to hereinafter as the "Trustee." The Indentures are included as exhibits to the Registration Statement of which this Prospectus is a part. The following description summarizes the material terms of the Indentures and the Debt Securities and is qualified in its entirety by reference to the detailed provisions of the applicable Indenture, which contains the full text of such provisions, including the definition of certain terms used herein, and other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical except for provisions relating to subordination and the Company's negative pledge and restrictions on certain dispositions. Any Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities."

  The Company's Junior Subordinated Debt Securities and the Junior Subordinated Debt Indenture are separately described in this Prospectus under the caption "Description of the Junior Subordinated Debt Securities."

GENERAL

  Neither of the Indentures limits the amount of additional indebtedness the Company or any of its subsidiaries may incur. The Debt Securities will be unsecured senior or subordinated obligations of the Company. Since the Company is a holding company, the Company's rights and the rights of its creditors, including the holders of Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Claims on the Company's subsidiaries by creditors other than the Company include substantial claims for policy benefits and debt obligations, as well as other liabilities incurred in the ordinary course of business. In addition, since many of the Company's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends or make loans or advances to the Company without prior regulatory approval is limited by applicable laws and regulations.

  The Indentures do not limit the aggregate principal amount of indebtedness that may be issued and provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or related to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

  Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for the following terms of and information relating to the Offered Debt Securities offered thereby (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which the Offered Debt Securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable; (iii) any date of maturity; (iv) interest rate or rates (or the method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) whether such Offered Debt Securities are convertible into Common Stock of the Company; (ix) whether the Offered Debt Securities will be issuable in registered form ("Registered Debt Securities") or bearer form ("Bearer Debt Securities") or both and, if Bearer Debt Securities are issuable, any restrictions applicable to the place of payment of any principal of, premium, if any, and interest on such Bearer Debt Securities, to the exchange of one form for another and to the offer, sale and delivery of such Bearer Debt Securities (except that under current United States federal income tax law, Registered Debt Securities will not be exchangeable into Bearer Debt Securities); (x) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. person (as hereinafter defined) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts;
(xi) the proposed listing, if any, of the Offered Debt Securities on any securities exchange; and (xii) any other specific terms of the Offered Debt Securities, including any modifications of or additions to the events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the applicable Indenture.

  Debt Securities may be presented for exchange and Registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

  Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes are described in the relevant Prospectus Supplement.

  Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

GLOBAL DEBT SECURITIES

  The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a

Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

  So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  Payments of principal and premium, if any, and interest, if any, of Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owners of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary.

The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

  If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the 1934 Act, and a successor Depositary registered as a clearing agency under the 1934 Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in a definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

  Bearer Debt Securities of a series may also be issued in the form of one or more global Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euro-clear and CEDEL, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of Debt Securities in definitive form in exchange for a Bearer Global Security, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

SENIOR DEBT SECURITIES

  Payment of the principal of, premium, if any, and interest on Debt Securities issued under the Senior Debt Indenture will rank pari passu with all other unsecured and unsubordinated debt of the Company.

SUBORDINATED DEBT SECURITIES

  Payment of the principal of, premium, if any, and interest on Debt Securities issued under the Subordinated Debt Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as the principal of and premium, if any, and interest on (a) all indebtedness of the Company, whether outstanding on the date of the Subordinated Debt Indenture or thereafter created, (i) for money borrowed by the Company, (ii) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by the Company, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of the Company at the time of the acquisition of such property by the Company, for the payment of which the Company is directly liable, and (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness. As used in the preceding sentence the term "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to other indebtedness of the Company. Notwithstanding anything to the contrary in the Subordinated Debt Indenture or the Subordinated Debt Securities, Senior Indebtedness shall not include, (i) any indebtedness of the Company which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Subordinated Debt Securities or (ii) any indebtedness of the Company to a subsidiary of the Company. (Subordinated Debt Indenture, Section 1.1) The Subordinated Debt Indenture does not contain any limitation on the amount of Senior Indebtedness that can be incurred by the Company. Indebtedness issued or to be issued pursuant to the Junior Subordinated Debt Indenture between the Company and The First National Bank of Chicago, as Trustee, providing for the issuance of Junior Subordinated Debt Securities of the Company, is subordinate in right of payment to the Subordinated Debt Securities. As of the date of this Prospectus, two series of Junior Subordinated Debt Securities having an aggregate principal amount of approximately $245.5 million are outstanding under the Junior Subordinated Debt Indenture.

  In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or its property, or (b) that Subordinated Debt Securities of any series are declared due and payable before their expressed maturity because of the occurrence of an Event of Default pursuant to Section
5.1 of the Subordinated Debt Indenture (under circumstances other than as set forth in clause (a) above), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon in money or money's worth, before the holders of any of such Subordinated Debt Securities or coupons appertaining thereto are entitled to receive a payment on account of the principal of, premium, if any, or interest on the indebtedness evidenced by such Subordinated Debt Securities or of such coupons appertaining thereto. In the event and during the continuation of any default in payment of any Senior Indebtedness or if any Event of Default shall exist under any Senior Indebtedness, as "Event of Default" is defined therein or in the agreement under which the same is outstanding, no payment of the principal or interest on the Subordinated Debt Securities or coupons shall be made. (Subordinated Debt Indenture, Article 13) If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying Prospectus Supplement will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

CONVERSION RIGHTS

  The terms and conditions, if any, on which Offered Debt Securities are convertible into Common Stock of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the convertible Offered Debt Securities; and such terms may include provisions under which the number of shares of Common Stock to be received by the holders of the Offered Debt Securities would be calculated according to the market price of the Common Stock as of a time stated in the Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

  Limitations on Liens. The Senior Debt Indenture provides that the Company and its Restricted Subsidiaries (as defined below) may not issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance (except for certain liens specifically permitted by the Senior Debt Indenture), directly or indirectly, upon any shares of the Voting Stock (as defined in the Senior Debt Indenture) of a Restricted Subsidiary which shares are owned by the Company or its Restricted Subsidiaries without effectively providing that the Debt Securities issued under the Senior Debt Indenture (and if the Company so elects, any other indebtedness of the Company ranking on a parity with such Debt Securities) shall be secured equally and ratably with, or prior to, any such secured indebtedness so long as such indebtedness remains outstanding. The foregoing restrictions, however, do not apply to liens upon any shares of Voting Stock of any corporation existing at the time such corporation becomes a Restricted Subsidiary and extensions, renewals or replacements thereof. (Senior Debt Indenture, Section 3.9)

  The term "Restricted Subsidiary" means (a) so long as they are Subsidiaries of the Company, SunAmerica Life Insurance Company and Anchor National Life Insurance Company; (b) any other present or future Insurance Subsidiary the Consolidated Total Assets (as defined in the Senior Debt Indenture) of which constitute 20% or more of the Consolidated Total Assets of the Company; and
(c) any Subsidiary which is a successor, by merger or otherwise, to substantially all of the business or properties of any Insurance Subsidiary referred to or described in the foregoing clauses (a) or (b). The term "Subsidiary" means any corporation or other entity more than 50% of the outstanding shares of Voting Stock of which is at the time of determination owned or controlled, directly or indirectly, by the Company. The term "Insurance Subsidiary" means a Subsidiary registered in the state of its domicile under the insurance laws of such state and qualified to sell insurance products. (Senior Debt Indenture, Section 1.1)

  Consolidation, Merger and Sale of Assets. Each Indenture provides that the Company shall not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to any person unless the Company shall be the continuing corporation, or the successor corporation or person to which such assets are transferred or leased shall be organized under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the Company's obligations on the Debt Securities and under such Indenture, and after giving effect to such transaction no Event of Default (as defined in such Indenture) shall have occurred and be continuing, and certain other conditions are met. (Senior and Subordinated Debt Indentures, Section 9.1)

  This covenant would not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or transfer or lease of the Company's assets substantially as an entirety. Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indentures providing for a put or increased interest or that would otherwise afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

  Restrictions on Certain Dispositions. The Senior Debt Indenture provides that as long as any of the Senior Debt Securities remain outstanding, the Company will not, and will not permit any Restricted Subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the Voting Stock of any Restricted Subsidiary, unless (a) the issuance, sale, assignment, transfer or other disposition is required to comply with the order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Company or of one of its Restricted Subsidiaries; (b) the shares of Voting Stock issued, sold, assigned, transferred or otherwise disposed of constitute directors' qualifying shares;
(c) all of the Voting Stock of a Restricted Subsidiary then owned by the Company or by its Restricted Subsidiaries is disposed of, in a single transaction or in a series of related transactions, for a consideration consisting of cash or other property the fair market value of which (as determined in good faith by the Board of Directors) is at least equal to the Fair Value (as defined below) of such Voting Stock; or (d) after giving effect to the issuance, sale, assignment, transfer or other disposition, the Company and its Restricted Subsidiaries would own directly or indirectly at least 80% of the issued and outstanding Voting Stock of such Restricted Subsidiary and such issuance, sale, assignment, transfer or other disposition is made for a consideration consisting of cash or other property which is at least equal to the Fair Value of such Voting Stock. (Senior Debt Indenture, Section 9.3) The term "Fair Value" when used with respect to any Voting Stock means the fair value as determined in good faith by the Board of Directors of the Company. (Senior Debt Indenture, Section 1.1) The Senior Debt Indenture does not restrict the transfer of assets from a Restricted Subsidiary to any other person, including the Company or another subsidiary of the Company.

EVENTS OF DEFAULT

  An Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default in payment of all or any part of the principal of the Debt Securities of such series when due, either at maturity (or upon any redemption), by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default in payment of any sinking fund installment when due; (d) default for 60 days after written notice as provided in such Indenture in the observance or performance of any other covenant or agreement in the Debt Securities of such series or such Indenture other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than such series; (e) certain events of bankruptcy, insolvency or reorganization; or (f) an Event of Default with respect to any other indebtedness for borrowed money (other than non-recourse obligations) of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount exceeding $10,000,000, if such Event of Default shall result in the acceleration of such other indebtedness under the terms of the instrument under which such indebtedness is issued or secured, so long as such acceleration is not cured, waived, rescinded or annulled, or such indebtedness is not discharged, within 10 days after written notice thereof as provided in such Indenture; provided that if any such acceleration shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured. (Senior and Subordinated Debt Indentures, Section 5.1)

  Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or agreement of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding may then declare the principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately; and (b) if any Event of Default due to a default in the performance of any other of the covenant or agreements in such Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Senior and Subordinated Debt Indentures, Sections
5.1 and 5.10)

  Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities issued under such Indenture requesting the Trustee to exercise any right or power under such Indenture before proceeding to exercise any such right or power at the request of such holders. (Senior and Subordinated Debt Indentures, Section 6.2) Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities of each affected series (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Senior and Subordinated Debt Indentures, Section 5.9)

  Each Indenture provides that no holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Senior and Subordinated Debt Indentures, Sections 5.6 and 5.9)

  Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Senior and Subordinated Debt Indentures, Section 3.5)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Company can discharge or defease its obligations under each Indenture as set forth below. (Senior and Subordinated Debt Indentures, Section 10.1)

  Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities issued under such Indentures which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on such Debt Securities.

  The Company may also discharge any and all of its obligations to holders of any series of Debt Securities issued under an Indenture at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any temporary, mutilated, destroyed, lost or stolen series of Debt Securities or to maintain an office or agency in respect of such series of Debt Securities. Under terms satisfactory to the Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by certain provisions of such Indenture including Sections 3.9, 9.1 and 9.3, in the case of the Senior Debt Indenture, and Section 9.1, in the case of the Subordinated Debt Indenture (which contain the covenants described above limiting liens, consolidations, mergers, transfers and leases and certain dispositions) and omit to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things:
(i) the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding Debt Securities of such series issued under such Indenture; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States federal income tax treatment of principal, premium and interest payments on such series of Debt Securities (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Subordinated Debt Indenture no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent the Company from making payments of principal of, premium, if any, and interest on the Subordinated Debt Securities at the date of the irrevocable deposit referred to above.

MODIFICATION OF THE INDENTURES

  Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in such Indenture, provided that such cure or correction does not adversely affect the holders of such Debt Securities, (e) establish the forms or terms of Debt Securities of any series and (f) evidence the acceptance of appointment by a successor trustee. (Senior and Subordinated Debt Indentures, Section 8.1)

  Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), premium, if any, or interest thereon is payable or reduce the amount of any original issue Debt Security that is payable upon acceleration or provable in bankruptcy or alter certain provisions of such Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification. (Senior and Subordinated Debt Indentures, Section 8.2)

  The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.6)

GOVERNING LAW

  The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Senior and Subordinated Debt Indentures, Section 11.8)

CONCERNING THE TRUSTEE

  The First National Bank of Chicago is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking and trust relationships and is also the Trustee under the Junior Subordinated Debt Indenture.

            DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

  The Company's unsecured Junior Subordinated Debt Securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series under an Indenture dated March 15, 1995, as amended by a Supplemental Indenture dated as of October 28, 1996 (as so amended, the "Junior Subordinated Debt Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Junior Subordinated Debt Indenture Trustee"). The Junior Subordinated Debt Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description summarizes the material terms of the Junior Subordinated Debt Indenture and the Junior Subordinated Debt Securities, and is qualified in its entirety by reference to the detailed provisions of the Junior Subordinated Debt Indenture, which contains the full text of such provisions, including the definition of certain terms used herein, and other information regarding the Junior Subordinated Debt Securities. Numerical references in parentheses below are to sections in the Junior Subordinated Debt Indenture. Whenever particular sections or defined terms in the Junior Subordinated Debt Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

GENERAL

  The Junior Subordinated Debt Securities will be unsecured, junior subordinated obligations of the Company. The Junior Subordinated Debt Indenture does not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur. Since the Company is a holding company, the Company's rights and the rights of its creditors, including the holders of Junior Subordinated Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Claims on the Company's subsidiaries by creditors other than the Company include substantial claims for policy benefits and debt obligations, as well as other liabilities incurred in the ordinary course of business. In addition, since many of the Company's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends or make loans or advances to the Company without prior regulatory approval is limited by applicable laws and regulations.

  The Junior Subordinated Debt Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that Junior Subordinated Debt Securities may be issued thereunder from time to time in one or more series. The Junior Subordinated Debt Securities are issuable in one or more series pursuant to an indenture supplemental to the Junior Subordinated Debt Indenture. As of the date of this Prospectus, two series of Junior Subordinated Debt Securities having an aggregate principal amount of approximately $245.5 million are outstanding.

  In the event Junior Subordinated Debt Securities are issued to a SunAmerica Trust or a Trustee of such Trust in connection with the issuance of Trust Securities by such SunAmerica Trust, such Junior Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such SunAmerica Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Junior Subordinated Debt Securities will be issued to a SunAmerica Trust or a Trustee of such Trust in connection with the issuance of Trust Securities by such SunAmerica Trust.

  Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for the following terms of the series of Junior Subordinated Debt Securities being offered thereby (to the extent such terms are applicable to the Junior Subordinated Debt Securities): (i) the specific designation of such Junior Subordinated Debt Securities, aggregate principal amount and purchase price; (ii) any limit on the aggregate principal amount of such Junior Subordinated Debt Securities; (iii) the date or dates on which the principal of such Junior Subordinated Debt Securities is payable and the right, if any, to extend such date or dates; (iv) the rate or rates at which such Junior Subordinated Debt Securities will bear interest or the method of calculating such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the right and/or obligation, if any, of the Company to redeem or purchase such Junior Subordinated Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods for which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Securities shall be redeemed or purchased, in whole or part, pursuant to such right and/or obligation; (ix) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on the Junior Subordinated Debt Securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Junior Subordinated Debt Securities rather than pay such additional amounts;
(x) the form of such Junior Subordinated Debt Securities; (xi) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Junior Subordinated Debt Securities shall be issuable;
(xii) whether such Junior Subordinated Debt Securities are convertible into Common Stock of the Company; (xiii) any and all other terms with respect to such series, including any modification of or additions to the events of default or covenants provided for with respect to the Junior Subordinated Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the Junior Subordinated Debt Indenture; and (xiv) whether such Junior Subordinated Debt Securities are issuable as a global security, and in such case, the identity of the depositary.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Junior Subordinated Debentures will be issued in United States dollars in fully registered form without coupons in denominations of $25 or integral multiples thereof. Junior Subordinated Debt Securities may be presented for exchange and Junior Subordinated Debt Securities in registered form may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Junior Subordinated Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Junior Subordinated Debt Indenture. Junior

Subordinated Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

  Junior Subordinated Debt Securities may bear interest at a fixed rate or a floating rate. Junior Subordinated Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Junior Subordinated Debt Securities or to certain Junior Subordinated Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes are described in the relevant Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY APPLICABLE TO THE JUNIOR SUBORDINATED DEBT SECURITIES

  If Junior Subordinated Debt Securities are issued to a SunAmerica Trust in connection with the issuance of Trust Securities by such SunAmerica Trust, the Company will covenant in the Junior Subordinated Debt Indenture that, so long as the Preferred Securities issued by the applicable SunAmerica Trust remain outstanding, the Company will not (a) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at such time (i) the Company shall be in default with respect to its Guarantee Payments (as defined under "Description of the Preferred Securities Guarantees") or other payment obligations under the related Preferred Securities Guarantee, (ii) there shall have occurred any Junior Subordinated Debt Indenture Event of Default with respect to the Junior Subordinated Debt Securities or (iii) the Company shall have given notice of its election to defer payments of interest on such Junior Subordinated Debt Securities by extending the interest payment period as provided in the terms of such Junior Subordinated Debt Securities and such period, or any extension thereof, is continuing; provided that (x) the Company will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of any of its Series E Preferred Shares (as defined under "Description of Capital Stock-Series E Preferred Shares") or upon the conversion of any other Preferred Stock of the Company as may be outstanding from time to time, in each case in accordance with the terms of such stock and (y) the foregoing will not apply to any stock dividends paid by the Company. In addition, if Junior Subordinated Debt Securities are issued to a SunAmerica Trust in connection with the issuance of Trust Securities by such SunAmerica Trust, for so long as the Preferred Securities issued by the applicable SunAmerica Trust remain outstanding, the Company has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities issued by the applicable SunAmerica Trust and shall not cause or permit the Common Securities to be transferred except to the extent permitted by the related Declaration; provided that any permitted successor of the Company under the Junior Subordinated Debt Indenture may succeed to the Company's ownership of the Common Securities issued by the applicable SunAmerica Trust, (ii) to comply fully with all of its obligations and agreements contained in the related Declaration and (iii) not to take any action which would cause the applicable SunAmerica Trust to cease to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debt Securities.

SUBORDINATION

  The Junior Subordinated Debt Indenture provides that the Junior Subordinated Debt Securities are subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Junior Subordinated Debt Indenture) of the Company. In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or its property or any proceeding for voluntary liquidation, dissolution or other winding up of the Company, or (b) that Junior Subordinated Debt Securities of any series are declared due and payable before their expressed maturity because of the occurrence of a Junior Subordinated Debt Indenture Event of Default pursuant to Section 6.01 of the Junior Subordinated Debt Indenture (under circumstances other than as set forth in clause (a) above), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon in money, before the holders of any of the Junior Subordinated Debt Securities are entitled to receive payment on account of the principal of, premium, if any, or interest on the indebtedness evidenced by such Junior Subordinated Debt Securities. In the event and during the continuation of any default in payment of any Senior Indebtedness or if any event of default shall exist under any Senior Indebtedness, as "event of default" is defined therein or in the agreement under which the same is outstanding, no payment of the principal or, premium, if any, or interest on the Junior Subordinated Debt Securities shall be made. (Section 14.02 and 14.03). If this Prospectus is being delivered in connection with a series of Junior Subordinated Debt Securities, the accompanying Prospectus Supplement will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

  The Junior Subordinated Debt Indenture defines "Senior Indebtedness" as the principal of and premium, if any, and interest on (a) all indebtedness of the Company, whether outstanding on the date of the Junior Subordinated Debt Indenture or thereafter created, (i) for money borrowed by the Company (including, without limitation, indebtedness issued or to be issued pursuant to the Subordinated Debt Indenture), (ii) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by the Company, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of the Company at the time of the acquisition of such property by the Company for the payment of which the Company is directly liable and (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness. As used in the preceding sentence the term "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to other indebtedness of the Company. Notwithstanding anything to the contrary in the Junior Subordinated Debt Indenture or the Junior Subordinated Debt Securities, Senior Indebtedness shall not include (i) any indebtedness of the Company which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Junior Subordinated Debt Securities, as the case may be, and in particular, the Junior Subordinated Debt Securities shall rank pari passu with respect to all other debt securities and guarantees in respect thereof issued to any other trusts, partnerships or other entity affiliated with the Company which is a financing vehicle of the Company in connection with the issuance of preferred securities by such financing vehicle, or (ii) any indebtedness of the Company to a subsidiary of the Company. (Section 1.01). The Junior Subordinated Debt Indenture does not contain any limitation on the amount of Senior Indebtedness that can be incurred by the Company.

CONVERSION RIGHTS

  The terms and conditions, if any, on which Junior Subordinated Debt Securities are convertible into Common Stock of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the convertible Junior Subordinated Debt Securities; and such terms may include provisions under which the number of shares of Common Stock to be received by the holders of the Junior Subordinated Debt Securities would be calculated according to the market price of the Common Stock as of a time stated in the Prospectus Supplement.

JUNIOR SUBORDINATED DEBT INDENTURE EVENTS OF DEFAULT

  The Junior Subordinated Debt Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes a "Junior Subordinated Debt Indenture Event of Default" with respect to each series of Junior Subordinated Debt Securities: (a) failure for 30 days to pay interest on the Junior Subordinated Debt Securities of such series when due; provided that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b) failure to pay principal of or premium, if any, on the Junior Subordinated Debt Securities of such series when due whether at maturity, upon redemption, by declaration or otherwise; or (c) failure to observe or perform any other covenant contained in the Indenture with respect to such series for 90 days after written notice to the Company from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debt Securities of such series; or (d) certain events in bankruptcy, insolvency or reorganization of the Company. (Section 6.01).

  In each and every such case, unless the principal of all the Junior Subordinated Debt Securities of that series shall have already become due and payable, either the Junior Subordinated Debt Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debt Securities of that series then outstanding, by notice in writing to the Company (and to the Junior Subordinated Debt Indenture Trustee if given by such holders), may declare the principal of all the Junior Subordinated Debt Securities of that series to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. (Section 6.01).

  The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debt Securities of that series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Subordinated Debt Indenture Trustee. (Section 6.06). The Junior Subordinated Debt Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debt Securities of that series may declare the principal due and payable immediately upon a Junior Subordinated Debt Indenture Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debt Securities of such series may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Junior Subordinated Debt Indenture Trustee. (Sections 6.01 and 6.06).

  The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debt Securities of that series may, on behalf of the holders of all the Junior Subordinated Debt Securities of that series, waive any past default, except a default in the payment of principal, premium, if any, or interest on the Junior Subordinated Debt Securities of that series as and when the same shall become due by the terms of such Junior Subordinated Debt Securities otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Junior Subordinated Debt Indenture Trustee) or a call for redemption of Junior Subordinated Debt Securities. (Section 6.06). The Company is required to file annually with the Junior Subordinated Debt Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture.

  If the Junior Subordinated Debt Securities are issued to a SunAmerica Trust in connection with the issuance of Trust Securities of such SunAmerica Trust, then under the applicable Declaration a Junior Subordinated Debt Indenture Event of Default with respect to such series of Junior Subordinated Debt Securities will constitute a Declaration Event of Default.

MODIFICATION OF THE JUNIOR SUBORDINATED DEBT INDENTURE

  The Junior Subordinated Debt Indenture contains provisions permitting the Company and the Junior Subordinated Debt Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debt Securities of each series affected, to modify the Junior Subordinated Debt Indenture or any supplemental indenture affecting the rights of the holders of such Junior Subordinated Debt Securities; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debt Security affected thereby,
(i) extend the fixed maturity of any Junior Subordinated Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Junior Subordinated Debt Security so affected or (ii) reduce the percentage of Junior Subordinated Debt Securities, the holders of which are required to consent to any such modification, without the consent of the holders of each Junior Subordinated Debt Security then outstanding and affected thereby. (Section 9.02).

BOOK-ENTRY AND SETTLEMENT

  Unless otherwise specified in the applicable Prospectus Supplement, if the Junior Subordinated Debt Securities of a series are issued in the form of one or more fully registered global securities (each, a "Global Security"), the descriptions contained under "Description of the Senior Debt Securities and Subordinated Debt Securities-Global Debt Securities" will also be applicable to such series of Junior Subordinated Securities. The Company anticipates that the provisions described under such caption will also apply to all depositary arrangements relating to Junior Subordinated Debt Securities. The specific terms of the depositary arrangement with respect to any portion of a series of Junior Subordinated Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement relating to such series.

CONSOLIDATION, MERGER AND SALE

  The Junior Subordinated Debt Indenture provides that the Company may not consolidate with or merge into any other person or transfer or lease its properties and assets substantially as an entirety to any person and may not permit any person to merge into or consolidate with the Company unless (i) either the Company will be the resulting or surviving entity or any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations under the Junior Subordinated Debt Indenture and (ii) immediately after giving effect to the transaction no Junior Subordinated Debt Indenture Event of Default shall have occurred and be continuing.

DEFEASANCE AND DISCHARGE

  Under the terms of the Junior Subordinated Debt Indenture, the Company will be discharged from any and all obligations in respect of the Junior Subordinated Debt Securities of a series (except in each case for certain obligations to register the transfer or exchange of such Junior Subordinated Debt Securities, replace stolen, lost or mutilated Junior Subordinated Debt Securities of that series, maintain paying agencies and hold moneys for payment in trust) if (i) the Company irrevocably deposits with the Junior Subordinated Debt Indenture Trustee cash or U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding Junior Subordinated Debt Securities of such series; (ii) the Company delivers to the Junior Subordinated Debt Indenture Trustee an opinion of counsel to the effect that the holders of the Junior Subordinated Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter holders' United States federal income tax treatment of principal, premium and interest payments on such Junior Subordinated Debt Securities of such series (such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) no event or condition shall exist that, pursuant to the subordination provisions applicable to such series, would prevent the Company from making payments of principal of, premium, if any, and interest on the Junior Subordinated Debt Securities of such series at the date of the irrevocable deposit referred to above. (Section 11.01).

GOVERNING LAW

  The Junior Subordinated Debt Indenture and the Junior Subordinated Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.05).

INFORMATION CONCERNING THE JUNIOR SUBORDINATED DEBT INDENTURE TRUSTEE

  The Junior Subordinated Debt Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Junior Subordinated Debt Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 7.01).

Subject to such provision, the Junior Subordinated Debt Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Debt Indenture at the request of any holder of Junior Subordinated Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. (Section 7.02). The Junior Subordinated Debt Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Junior Subordinated Debt Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01). The Junior Subordinated Debt Indenture Trustee is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking and trust relationships and is also the Trustee under the Senior Debt Indenture and the Subordinated Debt Indenture.

MISCELLANEOUS

  The Company will have the right at all times to assign any of its rights or obligations under the Junior Subordinated Debt Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain jointly and severally liable for all such obligations. Subject to the foregoing, the Junior Subordinated Debt Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Junior Subordinated Debt Indenture provides that it may not otherwise be assigned by the parties thereto other than by the Company to a successor or purchaser pursuant to a consolidation, merger or sale permitted by the Junior Subordinated Debt Indenture. (Section 13.11).

                         DESCRIPTION OF CAPITAL STOCK

  Under the Articles of Incorporation of the Company, as amended and restated and including any Articles Supplementary (the "Articles of Incorporation"), the Company has authority to issue 175,000,000 shares of Common Stock, par value $1.00 per share ("Common Stock"), 25,000,000 shares of Nontransferable Class B Stock, par value $1.00 per share (the "Nontransferable Class B Stock"), 15,000,000 shares of Transferable Class B Stock, par value $1.00 per share (the "Transferable Class B Stock," and, together with the Nontransferable Class B Stock, the "Class B Stock") and 20,000,000 shares of Preferred Stock, without par value ("Preferred Stock"). Preferred Stock may be issued from time to time in one or more classes with such full, specific, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions thereof, as shall be stated and expressed in the Articles of Incorporation or any amendment thereof or in Articles Supplementary approved by the Board of Directors of the Company for the purpose of establishing any class of Preferred Stock. The dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of each series of the Preferred Stock will be set forth in the applicable Prospectus Supplement. At September 30, 1996, there were outstanding (i) 108,604,194 shares of Common Stock (and 31,149,786 shares of Common Stock reserved for issuance upon conversion of the outstanding Series E Preferred Shares (as defined below) and the outstanding Nontransferable Class B Stock and in connection with outstanding employee stock options and 450,000 shares of Common Stock deferred under the Long- Term Performance-Based Incentive Plan for the Chief Executive Officer); (ii) 10,848,468 shares of Nontransferable Class B Stock (excluding shares of such stock held by a wholly-owned subsidiary of the Company which are not considered outstanding and are not entitled to vote at any general or special meeting of stockholders); (iii) 3,514,765 shares of a series of Preferred Stock designated the 9 1/4% Preferred Stock, Series B ("Series B Preferred Shares"); (iv) 486,800 shares of a series of Preferred Stock designated the Adjustable Rate Cumulative Preferred Stock, Series C which were redeemed in full on October 4, 1996; and (v) 80,000 shares of a series of Preferred Stock designated the Series E Mandatory Conversion Premium Dividend Preferred Stock ("Series E Preferred Shares"), represented by 4,000,000 Depositary Shares ("Series E Depositary Shares") (each representing one-fiftieth of a Series E Preferred Share). There are no shares of Transferable Class B Stock outstanding. The Series B Preferred Shares and the Series E Preferred Shares rank pari passu with each other and senior to the Common Stock and Class B Stock. For further information regarding the Common Stock and Class B Stock, see "Common Stock and

Class B Stock" below. For a description of the series of Preferred Stock of the Company currently outstanding, see "Series B Preferred Shares" and "Series E Preferred Shares" below.

  The Prospectus Supplement relating to an offering of Common Stock will describe terms relevant thereto, including the number of shares offered, the initial offering price, market price and dividend information.

  The applicable Prospectus Supplement will describe the following terms of any Preferred Stock in respect of which this Prospectus is being delivered (to the extent applicable to such Preferred Stock): (i) the specific designation, number of shares, seniority and purchase price; (ii) any liquidation preference per share; (iii) any date of maturity; (iv) any redemption, repayment or sinking fund provisions; (v) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (vi) any voting rights; (vii) if other than the currency of the United States of America, the currency or currencies including composite currencies in which such Preferred Stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which such Preferred Stock is convertible or exchangeable (which may include other Preferred Stock, Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debt Securities, Common Stock or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing), and the terms and conditions upon which such conversions or exchanges will be effected including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; (x) the place or places where dividends and other payments on the Preferred Stock will be payable; and
(xi) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

  As described under "Description of Depositary Shares", the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing an interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Preferred Stock Depositary (as defined herein).

  All shares of Preferred Stock offered hereby, or issuable upon conversion, exchange or exercise of Offered Securities, will, when issued, be fully paid and non-assessable.

  The following are summaries of the material terms of the Common Stock, Class B Stock, the Series B Preferred Shares and the Series E Preferred Shares. Each summary is qualified by reference to the provisions of the Company's Articles of Incorporation, the Articles Supplementary for the Series B Preferred Shares and the Articles Supplementary for the Series E Preferred Shares, copies of which have been filed as exhibits to Registrations Statement of which this Prospectus is a part.

COMMON STOCK AND CLASS B STOCK

  Dividends. Except as provided below, holders of Common Stock and Class B Stock are entitled to receive dividends and other distributions in cash, stock or property of the Company, when, as and if declared by the Board of Directors out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in all such dividends and other distributions (subject to the rights of holders of Preferred Stock). If a cash dividend is paid on any of the Common Stock, the Nontransferable Class B Stock or the Transferable Class B Stock, a cash dividend also will be paid on the Common Stock, the Nontransferable Class B Stock and the Transferable Class B Stock, as the case may be. The amount of the cash dividend paid on each share of Class B Stock will be equal to 90% of the amount of the cash dividend paid on each share of Common Stock. In addition if holders of Common Stock receive shares of Common Stock in connection with stock dividends or stock splits, holders of Transferable Class B Stock will receive a proportionate number of shares of Transferable Class B Stock and holders of Nontransferable Class B Stock will receive a proportionate number of shares of Nontransferable Class B Stock.

  Voting Rights. At every meeting of shareholders, every holder of Common Stock is entitled to one vote per share and every holder of Class B Stock is entitled to 10 votes per share. All actions submitted to a vote of shareholders are voted upon by holders of Common Stock and Class B Stock voting together as a single class (subject to any voting rights which may be granted to holders of Preferred Stock) and a majority of the votes cast by such holders is required to approve any such action, except where other provision is made by law.

  In addition to any vote required by law, the holders of Common Stock and Class B Stock each vote separately as a class (i) on any merger or consolidation of the Company with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the Company's assets to or with any other person or any dissolution of the Company (unless the other party to such merger or other transaction is a majority-owned subsidiary of the Company) and (ii) on any additional issuances of Class B Stock other than in connection with stock splits and stock dividends and exchanges of Nontransferable Class B Stock for Transferable Class B Stock. A majority of votes cast by the Common Stock and Class B Stock, each voting separately as a class, is required to approve any matters described above as to which holders of such shares have a separate class vote, unless, in the case of the events described in clause (i) above, a greater vote is required by law. In addition to any vote required by law, the affirmative vote of the holders of a majority of the shares of the Common Stock and the Nontransferable Class B Stock, each voting separately as a class, is required to approve any amendments to the Articles of Incorporation.

  Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the company, whether voluntary or involuntary, the holders of Common Stock and Class B Stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of Preferred Stock then outstanding.

  Class B Stock Conversion Rights. Each share of Class B Stock is convertible into one share of Common Stock at any time at the option of the holder. In addition, any transfer of shares of Nontransferable Class B Stock not permitted under the Articles of Incorporation will result in the conversion of such shares into shares of Common Stock.

  The Articles of Incorporation provide that if at any time the number of outstanding shares of Nontransferable Class B Stock represents less than 5% of the aggregate number of issued and outstanding shares of Common Stock and Nontransferable Class B Stock, all of the outstanding shares of Nontransferable Class B Stock will immediately convert into shares of Common Stock.

  Exchange of Nontransferable Class B Stock. The Nontransferable Class B Stock is exchangeable in whole at the option of the Company at any time for Transferable Class B Stock. Holders of Nontransferable Class B Stock will receive one share of Transferable Class B Stock for each share of Nontransferable Class B Stock held by them at the time of the exchange.

  Miscellaneous. The holders of Common Stock and Class B Stock have no preemptive rights, cumulative voting rights or subscriptions rights. Except as described above, the Common Stock and Class B Stock have no conversion rights and are not subject to redemption.

  The transfer agent and registrar with respect to the Common Stock is The Bank of New York.

  All shares of Common Stock offered hereby, or issuable upon conversion, exchange or exercise of Offered Securities, will, when issued, be fully paid and non-assessable.

  Mr. Eli Broad is the Chairman, Chief Executive Officer and President of the Company. At September 30, 1996, Mr. Broad beneficially owned an aggregate of 19,568,610 shares of Common Stock and Nontransferable

Class B Stock and controlled 60.4% of the total number of votes entitled to be cast by holders of Common Stock and Class B Stock, voting together as a single class, at a general meeting of shareholders. Of the shares beneficially owned by Mr. Broad, 2,865,468 represent shares of Common Stock that Mr. Broad has the right to purchase at prices ranging from $2.16 per share to $22.46 per share pursuant to vested stock options. In addition, 1,012,500 represent shares of Common Stock and 1,687,500 represent shares of Nontransferable Class B Stock, in each case held by a trust formed by Mr. Broad of which his estate is a beneficiary.

SERIES B PREFERRED SHARES

  Dividends. Subject to the rights of holders of other classes of stock ranking on a parity with or senior to the Series B Preferred Shares which may from time to time be issued by the Company, the holders of Series B Preferred Shares are entitled to receive, when, as and if the Board of Directors declares a dividend on the Series B Preferred Shares, out of assets legally available for dividends, cumulative preferential cash dividends from the issue date of the Series B Preferred Shares (June 29, 1992), accruing at the rate per Series B Preferred Share of $2.3125 per annum or $.5781 per quarter, payable quarterly in arrears on the 15th day of each March, June, September and December or, if any such date is not a business day, on the next succeeding business day.

  Dividends on the Series B Preferred Shares accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether nor not such dividends are declared and will accumulate to the extent they are not paid on the dividend payment date for the quarter for which they accrue. Accumulated unpaid dividends do not bear interest.

  Liquidation Rights. Subject to the rights of holders of other classes of stock ranking on a parity with or senior to Series B Preferred Shares, in the event of any liquidation, dissolution or winding-up of the business of the Company, whether voluntary or involuntary (any such event, a "Liquidation"), the holders of the Series B Preferred Shares, after payment or provision for payment of the debts and other liabilities of the Company, will be entitled to receive for each Series B Preferred Share, an amount equal to the sum of $25.00 and all accrued and unpaid dividends thereon, and no more. If, upon any Liquidation, there are insufficient assets to permit full payment of holders of Series B Preferred Shares and shares of any other class of outstanding Preferred Stock, the holders of Series B Preferred Shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of Series B Preferred Shares and such other shares are respectively entitled upon Liquidation.

  Redemption. The Series B Preferred Shares are not redeemable prior to June 15, 1997. On and after such date, the Series B Preferred Shares are redeemable in cash at the option of the Company, in whole or in part, from time to time, at a redemption price of $25.00 per share plus accrued and unpaid dividends to the date fixed for redemption.

  The Series B Preferred Shares are not entitled to the benefits of any sinking fund.

  Voting Rights. The Series B Preferred Shares do not entitle holders thereof to voting rights, except (i) the Company may not alter any of the provisions of the Articles of Incorporation or the Articles Supplementary relating to the Series B Preferred Shares which would materially and adversely affect any right, preference or privilege of the Series B Preferred Shares without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time (voting separately as a class); provided, however, that any such alteration that would authorize, create or issue additional shares of Preferred Stock or any other shares of stock (whether or not already authorized) ranking senior to, on a parity with or junior to the Series B Preferred Shares as to dividends or on the distribution of assets upon Liquidation shall be deemed not to materially and adversely affect such rights, preferences or privileges, (ii) in the event dividends payable on the Series B Preferred Shares shall be in arrears in an aggregate amount equivalent to six full quarterly dividends (a "Series B Preferred Share Dividend Default") or (iii) as required by law. In the event of a Series B Preferred Share Dividend Default, the holders of the outstanding Series B Preferred Shares will be entitled to elect together with holders of all other outstanding classes of Preferred Stock ranking on a parity with the Series B Preferred Shares and entitled to participate in such election, voting as a single class, two directors at a special meeting called by the Board of Directors for such purpose. Such two directors shall serve until the full dividends accumulated on all outstanding Series B Preferred Shares and all other outstanding classes of Preferred Stock ranking on a parity with the Series B Preferred Shares are paid.

SERIES E PREFERRED SHARES

  Dividends. Subject to the rights of holders of other classes of stock ranking on a parity with or senior to the Series E Preferred Shares which may from time to time be issued by the Company, the holders of Series E Preferred Shares are entitled to receive, when, as and if the Board of Directors declares a dividend on the Series E Preferred Shares, out of assets legally available for dividends, cumulative preferential cash dividends from the date of issue of the Series E Preferred Shares (November 1, 1995), accruing at the rate per Series E Preferred Share of $155 per annum or $38.75 per quarter (equivalent to $3.10 per annum or $.775 per quarter for each Series E Depositary Share), payable quarterly in arrears.

  Dividends on the Series E Preferred Shares accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared and will accumulate to the extent they are not paid on the dividend payment date for the quarter for which they accrue. Accumulated unpaid dividends do not bear interest.

  Mandatory Conversion of Series E Preferred Shares. On November 1, 1998 (the "Series E Mandatory Conversion Date"), each outstanding Series E Preferred Share will convert automatically into shares of Common Stock at the Series E Common Stock Equivalent Rate (as described below) in effect on the Series E Mandatory Conversion Date and the right to receive an amount in cash (subject to the Company's option to deliver Common Stock as described below) equal to all accrued and unpaid dividends on such Series E Preferred Share to and including the Series E Mandatory Conversion Date (the "Series E Mandatory Conversion"), subject to the rights of the Company to call Series E Preferred Shares prior to the Series E Mandatory Conversion Date (as described below). At the option of the Company, it may deliver Common Stock in respect of all or a portion of the amount of accrued and unpaid dividends in lieu of cash, the number of shares of Common Stock to be delivered in respect of such accrued and unpaid dividends to be determined by dividing the amount of accrued and unpaid dividends that the Company has elected to pay in Common Stock by the current market price (as defined) of the Common Stock determined on the second trading day immediately preceding the Series E Mandatory Conversion Date. The Series E Common Equivalent Rate is currently 150 shares of Common Stock for each Series E Preferred Share (equivalent to 3 shares of Common Stock for each Series E Depositary Share), subject to adjustment in the event of stock dividends, distribution of assets or certain other events.

  Immediately prior to the effectiveness of a merger or consolidation of, or statutory share exchange involving, the Company that results in the conversion or exchange of the Common Stock into, or the right to receive, other securities or other property (any such merger, consolidation or exchange, a "Merger or Consolidation"), each outstanding Series E Preferred Share will convert automatically into (i) shares of Common Stock at the Series E Common Equivalent Rate in effect on the effective date of the Merger or Consolidation, plus (ii) the right to receive an amount in cash equal to the accrued and unpaid dividends on such Series E Preferred Share to and including such effective date, plus (iii) the right to receive an amount in cash initially equal to $330 (equivalent to $6.60 for each Series E Depositary Share), declining by $.305550 (equivalent to $.006111 for each Series E Depositary Share) on each day following the date of issue of the Series E Preferred Shares (November 1, 1995) to $18.35 (equivalent to $.367 for each Series E Depositary Share) on September 1, 1998, and equal to zero thereafter, determined with reference to such effective date, unless sooner redeemed. At the option of the Company, it may deliver on such effective date, in lieu of some or all of the cash consideration described in clauses (ii) and (iii) of the preceding sentence, shares of Common Stock, the number of shares of Common Stock to be delivered in lieu of any consideration described in such clauses
(ii) and (iii) to be determined by dividing the amount of cash consideration that the Company had elected to pay in Common Stock by the current market price (as defined) of the Common Stock on the second trading day preceding the earlier of the commencement of the mailing of such election to the holders of Series E Preferred Shares or the date such notice is first published in accordance with the terms of the Series E Preferred Shares.

  Series E Preferred Shares are not convertible into Common Stock at the option of the holders thereof.

  Right to Call Series E Preferred Shares. Except as provided below, at any time or from time to time prior to the Series E Mandatory Conversation Date, the Company has the right to call the outstanding Series E Preferred Shares for redemption, in whole or in part, and to deliver to the holders thereof in exchange for each such Series E Preferred Share a number of shares of Common Stock equal to the Series E Call Price (as described below) on the redemption date divided by the current market price (as defined) of the Common Stock on the second trading day preceding the earlier of the commencement of the mailing of notice of such redemption to holders of the Series E Preferred Shares or the date such notice is published in accordance with the terms of the Series E Preferred Shares (the "Series E Notice Date") plus an amount in cash (subject to the Company's option to deliver Common Stock as described below) equal to accrued and unpaid dividends to but excluding the date of redemption. At the option of the Company, it may deliver Common Stock in respect of all or a portion of the amount of accrued and unpaid dividends in lieu of cash, the number of shares of Common Stock to be delivered in respect of such accrued and unpaid dividends to be determined by dividing the amount of accrued and unpaid dividends that the Company has elected to pay in Common Stock by the current market price (as defined) of the Common Stock determined on the second trading day immediately preceding the redemption date. The Series E Call Price of each Series E Preferred Share is equal to fifty times the sum of (i) an amount initially equal to $81.00, declining by $.006111 on each day following the date of issue of the Series E Preferred Shares (November 1, 1995) to $74.767 on September 1, 1998, and equal to $74.40 thereafter, and (ii) 50% of the excess, if any, of (a) the current market price (as defined) of the Common Stock on the second trading day preceding the Series E Notice Date relating to such redemption multiplied by one-fiftieth of the Series E Common Equivalent Rate then in effect for the Common Stock, over
(b) $74.40.

  Liquidation Rights. Subject to the rights of holders of other classes of stock ranking on a parity with or senior to the Series E Preferred Shares, in the event of any Liquidation, the holders of Series E Preferred Shares, after payment or provisions for payment of the debts and other liabilities of the Company, will be entitled to receive, for each Series E Preferred Share, an amount equal to the sum of (i) $3,100 (equivalent to $62.00 for each Series E Depositary Share) and (ii) all accrued and unpaid dividends thereon, and no more. If, upon any such liquidation, there are insufficient assets to permit full payment to holders of Series E Preferred Shares and shares of any class of outstanding Preferred Stock, the holders of Series E Preferred Shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of Series E Preferred Shares and such other shares are respectively entitled.

  The Series E Preferred Shares are not entitled to the benefits of any sinking fund.

  Voting Rights. The Series E Preferred Shares do not entitle holders thereof to voting rights, except (i) the Company may not alter any of the provisions of the Articles of Incorporation or the Articles Supplementary relating to the Series E Preferred Shares which would materially and adversely affect any right, preference or privilege of the Series E Preferred Shares without the affirmative vote of the holders of at least two-thirds of the shares of Series E Preferred Shares outstanding at the time (voting separately as a class); provided, however, that any such alteration that would authorize, create or issue any additional shares of Preferred Stock or any other shares of stock (whether or not already authorized) ranking senior to, on a parity with or junior to the Series E Preferred Shares as to dividends or on the distribution of assets upon Liquidation shall be deemed not to materially and adversely affect such rights, preferences or privileges, (ii) in the event dividends payable on the Series E Preferred Shares shall be in arrears in an aggregate amount equivalent to six full quarterly dividends (a "Series E Preferred Share Dividend Default") or (iii) as required by law. In the event of a Series E Preferred Share Dividend Default, the holders of the outstanding Series E Preferred Shares will be entitled to elect together with holders of all other outstanding classes of Preferred Stock ranking on a parity with Series E Preferred Shares and entitled to participate in such election, voting as a single class, two directors at a special meeting called by the Board of Directors for such purpose. Such two directors shall serve until the full dividends accumulated on all outstanding Series E Preferred Shares and all other outstanding classes of Preferred Stock ranking on a parity with the Series E Preferred Shares are paid.

                       DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

GENERAL

  The Company may, at its option, elect to have shares of Preferred Stock be represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Preferred Stock Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

  A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders.

  In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

  The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

CONVERSION AND EXCHANGE

  If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

REDEMPTION OF DEPOSITARY SHARES

  If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

VOTING

  Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

RECORD DATE

  Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of the Company to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

  Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

CHARGES OF PREFERRED STOCK DEPOSITARY

  The Company will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

MISCELLANEOUS

  The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office, all reports and communications from the Company which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

  Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

  The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to the Company, the Preferred Stock Depositary may terminate the Deposit Agreement. See "Amendment and Termination of Deposit Agreement" above.

                            DESCRIPTION OF WARRANTS

GENERAL

  The Company may issue Warrants to purchase Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities, Preferred Stock (or Depositary Shares representing Preferred Stock) or Common Stock (collectively, the "Underlying Warrant Securities"), and such Warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached to or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement are set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of any Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued;
(iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security; (xi) if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be separately transferable; (xii) information with respect to book-entry procedures, if any;
(xiii) if applicable, a discussion of certain United States federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  Each SunAmerica Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each SunAmerica Trust authorizes the Regular Trustees of such SunAmerica Trust to issue on behalf of such SunAmerica Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the related Declaration or made part of such Declaration by the Trust Indenture Act or the Business Trust Act. Reference is made to any Prospectus Supplement relating to the Preferred Securities of a SunAmerica Trust for specific terms, including (i) the specific designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such SunAmerica Trust, (iii) the annual distribution rate (or method of calculation thereof) for Preferred Securities issued by such SunAmerica Trust, the date or dates upon which such distributions shall be payable and the record date or dates for the payment of such distributions, (iv) whether distributions on Preferred Securities issued by such SunAmerica Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such SunAmerica Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such SunAmerica Trust to the holders of Preferred Securities of such SunAmerica Trust upon voluntary or involuntary dissolution, winding-up or termination of such SunAmerica Trust,
(vi) the obligation or right, if any, of such SunAmerica Trust to purchase or redeem Preferred Securities issued by such SunAmerica Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such SunAmerica Trust shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right, (vii) the voting rights, if any, of Preferred Securities issued by such SunAmerica Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more SunAmerica Trusts, or of both, as a condition to specified actions or amendments to the Declaration of such SunAmerica Trust, (viii) the terms and conditions, if any, upon which Preferred Securities issued by such SunAmerica Trust may be converted into Common Stock of the Company, including the conversion price per share and the circumstances, if any, under which such conversion right will expire, (ix) the terms and conditions, if any, upon which the Junior Subordinated Debt Securities may be distributed to holders of Trust Preferred Securities, (x) if applicable, any securities exchange upon which the Preferred Securities shall be listed, and (xi) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such SunAmerica Trust consistent with the Declaration of such SunAmerica Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company as and to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

  In connection with the issuance of Preferred Securities, each SunAmerica Trust will issue one series of Common Securities. The Declaration of each SunAmerica Trust authorizes the Regular Trustees of such trust to issue on behalf of such SunAmerica Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a SunAmerica Trust will be substantially identical to the terms of the Preferred Securities issued by such SunAmerica Trust and the Common Securities will rank pari passu, and payments will be made thereon on a Pro Rata Basis with the Preferred Securities except that if a Declaration Event of Default occurs and is continuing, the rights of the holders of such Common Securities to payments in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of such Preferred Securities. Except in certain limited circumstances, the Common Securities issued by a SunAmerica Trust will also carry the right to vote and to appoint, remove or replace any of the Trustees of that SunAmerica Trust. All of the Common Securities of a SunAmerica Trust will be directly or indirectly owned by the Company.

PROPOSED TAX LEGISLATION

  On March 19, 1996, as a part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that, among other things, would (i) treat as equity for United States federal income tax purposes certain debt instruments with a maximum term of more than 20 years and (ii) disallow interest deductions on certain convertible debt instruments or defer interest deductions on certain debt instruments issued with original issue discount. The Proposed Legislation is proposed to be effective for debt instruments issued on or after December 7, 1995.

  On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." However, there can be no assurances that the effective date guidance contained in the Joint Statement will be incorporated in the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Junior Subordinated Debt Securities. In addition, there can be no assurances as to whether or in what form the Proposed Legislation may be enacted into law or whether other legislation will be enacted that otherwise adversely affects the tax treatment of the Junior Subordinated Debt Securities and the Preferred Securities.

              DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

  Set forth below is a summary of information concerning the Preferred Securities Guarantees that will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. Each Preferred Security Guarantee will be separately qualified under the Trust Indenture Act and will be held by the Bank of New York, acting in its capacity as indenture trustee with respect thereto, for the benefit of holders of the Preferred Securities of the applicable SunAmerica Trust. The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Guarantee by the Trust Indenture Act. This description summarizes the material terms of the Preferred Securities Guarantees and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act.

GENERAL

  Pursuant to each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by a SunAmerica Trust, the Guarantee Payments (as defined below) (without duplication of amounts theretofore paid by such SunAmerica Trust), to the extent not paid by such SunAmerica Trust, regardless of any defense, right of set-off or counterclaim that such SunAmerica Trust may have or assert. The following payments or distributions with respect to Preferred Securities issued by a SunAmerica Trust to the extent not paid or made by such SunAmerica Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee (without duplication): (i) any accrued and unpaid distributions on such Preferred Securities, and the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any Preferred Securities called for redemption by such SunAmerica Trust but only if and to the extent that in each case the Company has made a payment to the related Property Trustee of interest or principal on the Junior Subordinated Debt Securities deposited in such SunAmerica Trust as trust assets and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of such SunAmerica Trust (other than in connection with the distribution of such Junior Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon the maturity or redemption of such Junior Subordinated Debt Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such SunAmerica Trust has funds available therefor or (b) the amount of assets of such SunAmerica Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such SunAmerica Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable SunAmerica Trust to pay such amount to such holders.

  The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the applicable Preferred Securities but the Preferred Securities Guarantee covers distributions and other payments on such Preferred Securities only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debt Securities deposited in the applicable SunAmerica Trust as trust assets. If the Company does not make interest or principal payments on the Junior Subordinated Debt Securities deposited in the applicable SunAmerica Trust as trust assets, the Property Trust will not make distributions of the Preferred Securities of such SunAmerica Trust and the SunAmerica Trust will not have funds available therefor.

  The Company's obligations under the Declaration for each Trust, the Preferred Securities Guarantee issued with respect to Preferred Securities issued by that Trust, the Junior Subordinated Debt Securities purchased by that Trust and the Junior Subordinated Debt Indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities issued by that Trust.

CERTAIN COVENANTS OF THE COMPANY

  In each Preferred Securities Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable SunAmerica Trust remain outstanding, the Company will not (A) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto, or (B) make any payment of interest, premium (if any) or principal on any debt securities issued by the Company which rank pari passu with or junior to the Junior Subordinated Debt Securities, if at such time (i) the Company shall be in default with respect to its Guarantee Payments or other payment obligations under the Preferred Securities Guarantee, (ii) there shall have occurred any Declaration Event of Default under the related Declaration or (iii) the Company shall have given notice of its election to defer payments of interest on the Junior Subordinated Debt Securities held by such SunAmerica Trust as trust assets by extending the interest payment period as provided in the terms of the Junior Subordinated Debt Securities and such period, or any extension thereof, is continuing; provided that (a) the Company will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of any of its Series E Preferred Shares or upon the conversion of any other Preferred Stock of the Company as may be outstanding from time to time, in each case in accordance with the terms of such stock and (b) the foregoing will not apply to any stock dividends paid by the Company. In addition, so long as any Preferred Securities remain outstanding, the Company has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities issued by the applicable SunAmerica Trust and shall not cause or permit the Common Securities to be transferred except to the extent permitted by the related Declaration; provided that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities issued by the applicable SunAmerica Trust and (ii) to use reasonable efforts to cause such SunAmerica Trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debt Securities.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities issued by the applicable SunAmerica Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable SunAmerica Trust then outstanding. Except in connection with a consolidation, merger or sale involving the Company that is permitted under the Indenture, the Company may not assign its obligations under any Preferred Securities Guarantee.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

  Each Preferred Securities Guarantee will terminate and be of no further force and effect as to the Preferred Securities issued by the applicable SunAmerica Trust upon full payment of the redemption price of all Preferred Securities of such SunAmerica Trust, or upon distribution of the Junior Subordinated Debt Securities to the holders of the Preferred Securities of such SunAmerica Trust in exchange for all of the Preferred Securities issued by such SunAmerica Trust, or upon full payment of the amounts payable upon liquidation of such SunAmerica Trust. Notwithstanding the foregoing, each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable SunAmerica Trust must restore payment of any sums paid under such Preferred Securities or such Guarantee.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

  The Company's obligations under each Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Debt Securities, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock. The Company's obligations under each Preferred Securities Guarantee will rank pari passu with each other Preferred Securities Guarantee. Because the Company is a holding company, the Company's obligations under each Preferred Securities Guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries, except to the extent that the Company is a creditor of the subsidiaries recognized as such. Each Declaration provides that each holder of Preferred Securities issued by the applicable SunAmerica Trust by acceptance thereof agrees to the subordination provisions and other terms of the related Preferred Securities Guarantee.

  Each Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each Preferred Securities Guarantee will be deposited with The Bank of New York, as indenture trustee, to be held for the benefit of the holders of the Preferred Securities issued by the applicable SunAmerica Trust. The Bank of New York shall enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities issued by the applicable SunAmerica Trust. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities issued by the applicable SunAmerica Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related Preferred Securities Guarantee, including the giving of directions to The Bank of New York. If The Bank of New York fails to enforce such Preferred Securities Guarantee as above provided, any holder of Preferred Securities issued by the applicable SunAmerica Trust may institute a legal proceeding directly against the Company to enforce its rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the applicable SunAmerica Trust or any other person or entity.

MISCELLANEOUS

  The Company will be required to provide annually to The Bank of New York a statement as to the performance by the Company of certain of its obligations under the Preferred Securities Guarantees and as to any default in such performance. The Company is required to file annually with The Bank of New York an officer's certificate as to the Company's compliance with all conditions under Preferred Securities Guarantees.

  The Bank of New York, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the applicable Preferred Securities Guarantee and, after default with respect to a Preferred Securities Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, The Bank of New York is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

  The Preferred Securities Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                           AND STOCK PURCHASE UNITS

  The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and either (x) Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities, or (z) Preferred Securities of a SunAmerica Trust, securing the holder's obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid stock purchase contracts ("Prepaid Securities") upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

  The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.

                             PLAN OF DISTRIBUTION

  The Company and/or a SunAmerica Trust may sell the Securities directly or through agents, underwriters or dealers.

  Offers to purchase Offered Securities may be solicited by agents designated by the Company and/or a SunAmerica Trust from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company and/or a SunAmerica Trust to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. The Company and/or a SunAmerica Trust may also sell Offered Securities to an agent as principal. Agents may be entitled to, under agreements which may be entered into with the Company and/or a SunAmerica Trust, indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If any underwriters are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, the Company and/or a SunAmerica Trust will enter into an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company and/or a SunAmerica Trust will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("marketing firms"), acting as principals for their own accounts or as agents for the Company and/or a SunAmerica Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and/or a SunAmerica Trust and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Securities remarketing thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company and/or a SunAmerica Trust to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If so indicated in the Prospectus Supplement, the Company and/or a SunAmerica Trust will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                 LEGAL MATTERS

  Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Offered Securities of SunAmerica will be passed upon for the Company by Susan L. Harris, Senior Vice President and General Counsel-- Corporate Affairs of the Company, and by Davis Polk & Wardwell, New York, New York, special counsel to the Company and the SunAmerica Trusts. Ms. Harris and Davis Polk & Wardwell will rely as to matters of Maryland law on Piper & Marbury L.L.P., Baltimore, Maryland. Unless otherwise indicated in a Prospectus Supplement certain matters of Delaware law relating to the validity of the Preferred Securities of a SunAmerica Trust will be passed upon for the SunAmerica Trusts by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the SunAmerica Trusts. Ms. Harris holds stock, restricted stock and options to purchase stock granted under the Company's employee stock plans, which in the aggregate represent less than 1% of the Company's Common Stock. David W. Ferguson, a partner of Davis Polk & Wardwell, is a director of First SunAmerica Life Insurance Company, a subsidiary of the Company.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Ford Life Insurance Company as of and for the years ended December 31, 1995, 1994 and 1993 incorporated by reference in this Prospectus, have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 ERISA MATTERS

  The Company and certain affiliates of the Company, including SunAmerica Life Insurance Company and Anchor National Life Insurance Company, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Offered Securities are acquired by a pension or other employee benefit plan with respect to which the Company or any of its affiliates is a service provider (or otherwise is a "party in interest" or a "disqualified person"), unless such Offered Securities are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. Any such pension or employee benefit plan proposing to invest in the Offered Securities should consult with its legal counsel.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SUNAMERICA INC., SUNAMERICA CAPITAL TRUST III OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SUNAMERICA INC. OR SUNAMERICA CAPITAL TRUST III SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
SunAmerica Selected Consolidated Financial Data..........................   S-4
SunAmerica...............................................................   S-6
Recent Developments......................................................   S-6
SunAmerica Capital Trust III.............................................   S-7
Risk Factors.............................................................   S-8
Capitalization of SunAmerica.............................................  S-12
Accounting Treatment.....................................................  S-13
Use of Proceeds..........................................................  S-13
Description of the Preferred Securities..................................  S-14
Description of the Junior Subordinated Debentures........................  S-25
Relationship Between the Preferred Securities, the Junior Subordinated
 Debentures and the Preferred Securities Guarantee.......................  S-29
Taxation.................................................................  S-31
Underwriting.............................................................  S-34
Legal Matters............................................................  S-36

                                  PROSPECTUS

                                                                           PAGE
                                                                           ----
Available Information....................................................     3
Incorporation of Certain Documents by Reference..........................     4
The Company..............................................................     5
The SunAmerica Trusts....................................................     5
Use of Proceeds..........................................................     9
Consolidated Ratios of Earnings to Fixed Charges and Earnings to Combined
 Fixed Charges and Preferred Stock Dividends.............................    10
Description of the Senior Debt Securities and Subordinated Debt
 Securities..............................................................    11
Description of the Junior Subordinated Debt Securities...................    19
Description of Capital Stock.............................................    25
Description of Depositary Shares.........................................    31
Description of Warrants..................................................    34
Description of the Preferred Securities..................................    34
Description of the Preferred Securities Guarantees.......................    36
Description of Stock Purchase Contracts and Stock Purchase Units.........    39
Plan of Distribution.....................................................    39
Legal Matters............................................................    40
Experts..................................................................    40
ERISA Matters............................................................    41

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                                  12,000,000
                             PREFERRED SECURITIES

                         SUNAMERICA CAPITAL TRUST III
                            8.30% TRUST ORIGINATED
                     PREFERRED SECURITIES SM ("TOPRS SM")
                           GUARANTEED TO THE EXTENT
                              SET FORTH HEREIN BY

                                SUNAMERICA INC.


                              -------------------

                             PROSPECTUS SUPPLEMENT

                              -------------------

                              MERRILL LYNCH & CO.
                           DEAN WITTER REYNOLDS INC.
                           PAINEWEBBER INCORPORATED
                             PRUDENTIAL SECURITIES
                                 INCORPORATED
                               SMITH BARNEY INC.

                               NOVEMBER 7, 1996

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